UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PARK-OHIO HOLDINGS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Notice of 2021 Annual Meeting of Shareholders

The 2021 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held as shown below.

10:00 A.M., Cleveland time, Thursday May 27, 2021

6065 Parkland Boulevard, Cleveland, Ohio 44124

1.  To elect three directors to serve until the 2024 annual meeting of shareholders;

2.  To approve the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan, the terms of which are described in the accompanying Proxy Statement;

3.  To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2021; and

4.  To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set April 1, 2021 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

Due to the public health impact of the COVID-19 outbreak and to support the health and well-being of our employees and shareholders, we strongly encourage you to consider voting and submitting your proxy in advance of the Annual Meeting in lieu of attending the meeting in person. Please mark, sign and return the proxy card in the enclosed envelope. No postage is required if mailed in the United States.

By Order of the Board of Directors

ROBERT D. VILSACK

    Secretary and Chief Legal Officer

April 27, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2021:

A complete set of proxy materials relating to the Annual Meeting is available on the Internet.

These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and

Annual Report, may be viewed at http://eproxy.pkoh.com.

Proxy Statement

2021 Proxy Statement	i

2021 Proxy Statement	ii

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PARK-OHIO HOLDINGS CORP.

6065 Parkland Boulevard

Cleveland, Ohio 44124

Proxy Statement for

Annual Meeting of Shareholders

To Be Held on May 27, 2021

GENERAL INFORMATION

Solicitation of Proxies

The Board of Directors of Park-Ohio Holdings Corp., or Board, is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2021 annual meeting of shareholders. The Annual Meeting will be held at our corporate office located at 6065 Parkland Boulevard, Cleveland, Ohio 44124 on Thursday, May 27, 2021, at 10:00 A.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

Use of Proxies

Proxy materials are first being mailed to shareholders on or about April 27, 2021. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not by itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors; (2) “FOR” the approval of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan and (3) “FOR” the ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2021.

Record Date

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is April 1, 2021. As of April 1, 2021, there were issued and outstanding 12,579,179 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation provide that shareholders do not have cumulative voting rights in the election of directors.

Lack of Instructions, Broker Non-Votes

If your shares are held in the name of a brokerage firm or other nominee, your shares may be voted even if you do not provide the brokerage firm or other nominee with voting instructions. Brokerage firms and other nominees have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm or other nominee has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm or other nominee cannot vote the shares on that proposal. This is referred to as a “broker non-vote.”

Routine Matters

The proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2021 is the only routine matter for which the brokerage firm or other nominee who holds your shares can vote your shares without your instructions. Accordingly, there should be no broker non-votes with respect to such proposal, and broker non-votes will have no effect on the outcome of the other proposals.

Other Matters

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the Annual Meeting that applicable law permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the Annual Meeting for purposes of determining a quorum.

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Proxy Solicitor

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for their reasonable out-of-pocket expenses. In addition, we have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $6,000, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1     ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

Committee Grid

	Audit	Compensation	Nominating and Corporate Governance	Executive	Long-Range Planning

Patrick V. Auletta

Edward F. Crawford

Matthew V. Crawford

John D. Grampa

Howard W. Hanna IV

Dan T. Moore III

Ronna Romney

Steven H. Rosen

James W. Wert

The class of directors to be elected in 2021, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy card will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Matthew V. Crawford, Ronna Romney and James W. Wert, all of whom were previously elected as directors by our shareholders. As permitted by our Regulations, on March 11, 2021, the Board elected, effective April 1, 2021, Edward F. Crawford as a director to fill a vacancy in the class of directors whose term expires at the 2022 annual meeting of shareholders. Edward F. Crawford was our former director and Chairman and CEO for over 20 years before he resigned in 2019. He recently served as the U.S. Ambassador to Ireland and was recommended to the Nominating and Corporate Governance Committee of the Board of Directors for election as a director by members of management and other directors. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

Matthew V. Crawford, who had been a member of the class of directors whose term expires at our 2022 annual meeting of shareholders, was appointed to the class of directors to be elected at the Annual Meeting to fill the vacancy created by the resignation of Edward F. Crawford in 2019.

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Vote Required and Recommendation of the Board

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Matthew V. Crawford, Ronna Romney and James W. Wert as directors to serve until the 2024 annual meeting of shareholders. Abstentions and broker non-votes will have no effect with respect to the election of directors.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” MATTHEW V. CRAWFORD, RONNA ROMNEY AND JAMES W. WERT.

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Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to provide guidance and oversight of the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election

Matthew V. Crawford Age: 51 Committees: Executive Committee Long-Range Planning Committee

Background

Director since 1997; Chairman and Chief Executive Officer of the Company since 2018; President and Chief Operating Officer from 2003 to 2018; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. Director of Crawford United Corp, previously known as Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment), since 2015. With over 25 years of experience at the Company, Mr. Matthew Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in its industries and with developments within its industries. In addition, he is experienced in operating a number of diversified private companies.

Qualifications

Mr. Matthew Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

Ronna Romney Age: 77 Committees: Executive Committee Compensation Committee Nominating and Corporate Governance Committee

Background

Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chair of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; since 1999 Director of Molina Healthcare, Inc. (managed healthcare service provider), also Lead Director and Chair of the Transactions Committee of Molina Healthcare, Inc. Selected as a top 100 director in America in 2015 by the NACD (National Association of Corporate Directors). Selected in 2019 by “Women’s Inc.” magazine as one of the most influential corporate board directors.

Qualifications

Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensures the Board is aware of alternative perspectives in the oversight of the Company.

James W. Wert Age: 74 Committees: Audit Committee Nominating and Corporate Governance Committee

Background

Director since 1992 and Lead Director since 2014; Managing Member since 2019, Chief Executive Officer, President and Director since 2003 and Vice President from 2000 to 2002 of CM Wealth Advisors, Inc. (a registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. since 1997. For the period 1997-2008, director of Continental Global Group.

Qualifications

Mr. Wert has acquired extensive experience handling transactional finance and investment issues through his experience managing a registered investment adviser and as chief financial and investment officer of a publicly-traded corporation. Through this experience, as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest-standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

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Directors With Term Expiring 2022

Edward F. Crawford Age: 82

Background

Director since 2021 and previously from 1992 to 2019; U.S. Ambassador to Ireland 2019 to 2021; President of the Company 2018 to 2019 and 1997 to 2003; Chairman and Chief Executive Officer of the Company from 1992 to 2018. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) from 1964 to 2019. Director of Crawford United Corp, previously known as Hickok Incorporated (developer and manufacturer of electronic diagnostic tools and equipment), from 2012 to 2019. Previously a director of Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications) from 2014 until 2017.

Qualifications

Mr. Edward Crawford has completed over 25 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

John D. Grampa Age: 73 Committees: Audit Committee

Background

Director since 2015; Former Senior Vice President Finance and Chief Financial Officer, Materion Corporation (producer of high performance advanced engineered materials used in a variety of applications). Mr. Grampa served in that position from December 2006 until January 2015 and remained with Materion as Senior Vice President, Administration until September 2015. Prior to that, he had served as Vice President Finance and Chief Financial Officer since 1999 and Vice President, Finance since 1998. Prior to joining Materion Corporation, Mr. Grampa had served as Vice President, Finance and held various other financial management positions with the Worldwide Materials business of Avery Dennison Corporation (pressure sensitive materials, office products, labels and other converted products) since 1984. Prior to that, Mr. Grampa held a variety of financial management positions at Diamond Shamrock Corporation (industrial and specialty chemicals, plastics, and oil and gas) since February 1970.

Qualifications

Mr. Grampa brings an extensive, broad-based, strategic operations and finance background from his experiences in three global manufacturers. His extensive experience in financial management and with acquisitions provides him with the knowledge and insight to address the complex operational and financial issues facing global industrial companies today, particularly in his capacity as Chair of the Audit Committee and as our Audit Committee financial expert.

Steven H. Rosen Age: 50 Committees: Audit Committee Compensation Committee

Background

Director since 2011; Co-Chief Executive Officer of Resilience Capital Partners (private equity firm) since 2001. Mr. Rosen is involved with all aspects of the firm’s operations, including developing and maintaining relationships with investors and investment intermediaries, and the firm’s strategic planning efforts. Director of Crawford United Corp. since 2012, previously known as Hickok Incorporated, AmFin Corporation since 2018 and Zanite Acquisition Corp. since 2020.

Qualifications

With his experience in assisting underperforming businesses and his expertise in the dynamics of capital markets, credit markets and mergers and acquisitions, Mr. Rosen provides the Board insight in such diversified areas as finance, strategic planning, operations and capital investment.

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Directors With Term Expiring 2023

Patrick V. Auletta Age: 70 Committees: Executive Committee

Background

Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of The Cleveland Clinic. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly when he served as the Chair of the Audit Committee and as our Audit Committee financial expert.

Qualifications

Mr. Auletta has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Howard W. Hanna IV Age: 49 Committees: Audit Committee

Background

Director since 2018; President of Howard Hanna Real Estate Services since 2015.

Qualifications

Mr. Hanna brings significant marketing, sales, and branding expertise as well as experience in guiding company growth through acquisitions.

Dan T. Moore III Age: 81 Committees: Long-Rang Planning Committee Nominating and Corporate Governance Committee

Background

Director since 2003; Chief Executive Officer of Dan T. Moore Co., a management company overseeing a portfolio of companies performing research and development of advanced materials and manufacturing, including Delaware Dynamics, Delaware Dynamics Michigan, Soundwich, Polyfill, Fiberworx and Metal Matrix Innovations and holds 38 patents. He is a Trustee of the Cleveland Clinic and Cleveland State University; a Cleveland Metroparks Commissioner; member of JobsOhio Independent Review Panel and Senior Advisor to Molded Fiber Glass (MFG). From this experience as well as his service on the boards of other publicly-traded corporations such as Hawk Corporation and Invacare Corporation.

Qualifications

Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies as well as being a recognized and successful entrepreneur.

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PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 36 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of April 1, 2021, and the nature of beneficial ownership consists of sole voting and investment power.

Name of Beneficial Owner	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days		Percent of Class (%)
Patrick V. Auletta	19,675		8,072	(h)	*
Edward F. Crawford	941,795	(a)(c)	—		7.48
Matthew V. Crawford	2,902,641	(b)(c)	—		23.07
Patrick W. Fogarty	106,986	(d)	—		*
John D. Grampa	7,000		18,681	(h)	*
Howard W. Hanna IV	10,075		—		*
Dan T. Moore III	62,585		4,704	(h)	*
Ronna Romney	21,725		—		*
Steven H. Rosen	30,180		—		*
Robert D. Vilsack	143,483		—		1.14
James W. Wert	92,420		—		*
GAMCO Investors, Inc.	1,273,354	(e)	—		10.12
Dimensional Fund Advisors LP	917,086	(f)	—		7.29
Private Management Group, Inc.	718,252	(g)	—		5.70
Directors and executive officers as a group (11 persons)	4,149,464		31,457		33.15

*	Less than one percent.

(a)

The total includes 701,273 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power and 10,650 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 18,271 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of April 1, 2021.

(b)	Total includes 2,013,540 shares over which Mr. Matthew Crawford has sole voting and investment power and 700,000 shares as to which Mr. Matthew Crawford disclaims beneficial ownership.

(c)

Total includes an aggregate of 189,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 136,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Capital Company; and 41,401 shares owned by First Francis Company, Inc. These 189,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 834 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries as of April 1, 2021.

(e)

Based on information set forth on Amendment No. 25 to Schedule 13D as filed with the SEC on March 18, 2021. Total includes 675,609 shares held by GAMCO Asset Management Inc., 406,045 shares held by Gabelli Funds, LLC, 173,200 shares held by Teton Advisors, Inc. 1,300 shares held by MJG Associates, Inc., and 17,200 shares held by Gabelli Foundation, Inc., as of March 17, 2021. GGCP, Inc. is the ultimate parent holding company for the above-listed companies, and Mr. Mario J. Gabelli is the controlling stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

(f)

Based on information set forth on Amendment No. 3 to Schedule 13G as filed with the SEC on February 16, 2021. Total includes 917,086 shares held by Dimensional Fund Advisors LP. Dimensional Fund Advisors LP has the sole power to dispose or direct the disposition of 917,086 and sole power to vote or direct the vote of 878,203 of their reported shares. Dimensional Advisors LP is a registered investment advisory firm, and has its principal business office at Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

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(g)

Based on information set forth on Amendment No. 4 to Schedule 13G as filed with the SEC on February 9, 2021. Total includes 718,252 shares held by Private Management Group, Inc. Private Management Group, Inc. has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their reported shares. Private Management Group, Inc. is a registered investment advisory firm, and has its principal business office at 15635 Alton Parkway, Suite 400, Irvine, California 92618.

(h)	Represents restricted share units that represent the right to receive shares of our Common Stock upon Separation of Service (as defined in the Director DC Plan, described below).

Delinquent Section 16(a) Reports

Section 16(a) of the Securities and Exchange Act of 1934, or Exchange Act, requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission, or SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon our review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5, we believe that, during 2020, all filing requirements applicable for reporting persons were met, with the exception of Mr. Edward Crawford, who failed to file a Form 4 with respect to a forfeiture of restricted shares, the conversion of restricted stock units into shares of Common Stock, the purchase of Common Stock and two separate gifts of Common Stock during 2019 and 2020 that occurred after he resigned as an officer and director of the Company but prior to his Section 16 reporting obligations ceasing.

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CORPORATE GOVERNANCE

Director Independence

The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the CEO, as directors. The current Board members include seven independent directors (including two of the nominees).

Each of Messrs. Auletta, Grampa, Hanna, Moore, Rosen and Wert, and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market’s independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market’s rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management. In reaching the determination that Mr. Rosen is independent, the Board determined that Mr. Rosen’s status as a director and shareholder of Crawford United Corporation, which purchased products from us in the ordinary course of business during 2020, did not impair his independence.

In addition, as required by the Nasdaq Stock Market’s rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Board has determined that the Audit Committee includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Grampa is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Grampa’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Grampa any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight

The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics (discussed below). While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from presentations to the Board by senior or regional management or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of material risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to oversee risks we face. We also believe that our Board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure

Our CEO, Mr. Matthew V. Crawford, was appointed CEO and Chairman on May 10, 2018. The Company has no fixed policy on whether the roles of Chairman and CEO should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board believes that the combined role of Chairman and CEO promotes strategic development and execution of our business strategies, which is essential to effective governance. The Board recognizes

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that utilizing the expertise of Mr. Matthew Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Matthew Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively. However, we balance the current combined role of Chairman and CEO by the appointment of a Lead Director.

Lead Director

In November 2014, the Board appointed Mr. Wert as the Lead Director. The Lead Director serves as a liaison between our Chairman and our independent directors, presides over executive sessions of the independent directors, makes recommendations to the Chairman regarding the timing and structure of Board meetings, reviews and recommends agendas for the Board meetings and consults with the Chairman on the adequacy of the flow of information from management to the Board. We believe that this leadership structure results in increased engagement of the Board as a whole, and provides strong, independent oversight of our management and affairs resulting in good governance.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics (our “Code”). All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code. A copy of the Code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code by posting such amendment or waiver, as applicable, on our website. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy prohibits our executive officers and directors from engaging in hedging transactions with respect to our Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock. Our Insider Trading Policy also prohibits the pledging of our Common Stock except where the transaction is pre-approved by our Chief Legal Officer and the amount of Common Stock that is pledged is limited.

Board of Directors and Committees

Board Meetings

The Board held five meetings in 2020. All directors are expected to attend each meeting of the Board and the meetings of the committees on which he or she serves. In 2020, no director attended less than 75% of the aggregate meetings of the Board and the meetings of the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors attended the 2020 annual meeting of shareholders.

Board Committees

The Board currently has, and appoints the members of, the Audit, Compensation, Nominating and Corporate Governance, Executive and Long-Range Planning Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director as defined under the rules of the Nasdaq Stock Market.

Audit Committee

The Audit Committee consists of Messrs. Grampa, Hanna, Rosen and Wert, with Mr. Grampa as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the retention, compensation and oversight of the work of our independent auditors. In 2020, the Audit Committee held seven meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

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Compensation Committee

During 2020, the Compensation Committee consisted of Ms. Romney and Mr. Rosen, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Executive Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held two meetings in 2020 and also acted by written consent. The Compensation Committee has a written charter approved by the Board. The responsibilities and activities of the Compensation Committee are described in greater detail in the Compensation Committee Charter, which is available on our website at www.pkoh.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee consists of Messrs. Moore and Wert and Ms. Romney, with Mr. Wert as its chair. The Nominating and Corporate Governance Committee establishes procedures for the director nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Corporate Governance Committee establishes procedures for the nominating process, recommends candidates for election to the Board and also nominates officers for election by the Board.

The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders, and evaluates candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee held one meeting in 2020 and also acted by written consent. The Nominating and Corporate Governance Committee has a written charter approved by the Board. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter, which is available on our website at www.pkoh.com.

Executive Committee

The Executive Committee consists of Messrs. Auletta, Matthew Crawford and Ms. Ronna Romney, with Mr. Matthew Crawford as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee did not meet in 2020.

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Long-Range Planning Committee

The Long-Range Planning Committee consists of Messrs. Matthew Crawford and Moore, with Mr. Matthew Crawford as its chair. The Long-Range Planning Committee explores long-term strategic opportunities available to the Company, internal and external growth development, the Company’s capital structure and other duties delegated to it by the Board. The Long-Range Planning Committee did not meet in 2020.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters deemed to be appropriate and circulate them to the appropriate director or directors.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2020 were Ms. Romney and Mr. Rosen. No current or former officer or employee of ours served on the Compensation Committee, or on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee, during 2020. None of the Members of the Compensation Committee during 2020 had any relationship with us that would be required to be disclosed by us under applicable related party requirements. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officer of which served on our Board or on our Compensation Committee during 2020.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board and reimburse them for expenses incurred in connection with Board and committee meetings. During 2020, each non-employee director earned, as an annual retainer, $50,000 and was granted 6,100 restricted shares. The restricted shares were granted under our 2018 Equity and Incentive Compensation Plan, which we refer to as the 2018 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person and $1,000 for each Board meeting attended telephonically, and $1,000 for each committee meeting attended in-person or telephonically. The Compensation, Audit and Nominating and Corporate Governance Committee Chairpersons each received an additional $15,000 committee chair annual retainer.

For 2020, in light of the uncertain economic conditions resulting from the COVID-19 outbreak and its potential impact on our business and financial results, our directors voluntarily agreed to reduce their annual retainer by 10% and their attendance fees by 20% from April 1 to September 1.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Patrick V. Auletta	61,200	105,896	167,096
John D. Grampa	81,300	105,896	187,196
Howard W. Hanna IV	65,000	105,896	170,896
Dan T. Moore III	61,200	105,896	167,096
Ronna Romney	76,500	105,896	182,396
Steven H. Rosen	69,600	105,896	175,496
James W. Wert	81,300	105,896	187,196

(1)

The amounts in this column represent the grant date fair value for awards of restricted shares in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The restricted shares vest one year from the date of grant, which was June 10, 2020. As of December 31, 2020, each director in the table held 6,100 shares or share units subject to restriction.

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In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our directors. Under the Director DC Plan, eligible directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible directors are the same investment options offered under our 401(k) Plan. Eligible directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

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AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of four directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Grampa, Hanna, Rosen and Wert. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2020. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) (PCAOB) and the SEC. In addition, the Audit Committee has discussed with Ernst & Young LLP their independence from our Company management and our Company, including the matters in the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communication with the Audit Committee concerning independence, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

John D. Grampa, Chair

Howard W. Hanna IV

Steven H. Rosen

James W. Wert

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PROPOSAL NO. 2     APPROVAL OF THE PARK-OHIO HOLDINGS CORP. 2021 EQUITY AND INCENTIVE COMPENSATION PLAN

Overview

We are asking shareholders to approve the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan (the “2021 Plan”). Our Board of Directors is recommending that the Company’s shareholders vote in favor of the 2021 Plan, which will succeed the Company’s 2018 Equity and Incentive Compensation Plan (the “2018 Plan”). The 2018 Plan has shares remaining available for new awards as of the date of this proxy statement, but if the 2021 Plan is approved by our shareholders, no further grants will be made under the 2018 Plan. However, outstanding awards under the 2018 Plan will generally continue in effect in accordance with their terms. Although awards are currently outstanding under our predecessor 2015 Equity and Incentive Compensation Plan (the “2015 Plan”), no grants could be made under the 2015 Plan on or after the effective date of the 2018 Plan.

The 2021 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among officers and other employees of the Company and its subsidiaries, certain consultants and other service providers to the Company and its subsidiaries, and non-employee directors of the Company.

Shareholder approval of the 2021 Plan would constitute approval of 625,000 new common shares, par value $1.00 per share, of the Company (“Common Shares”), plus the number of shares that remain available under the 2018 Plan and not subject to outstanding awards as of the effective date of the 2021 Plan, to be available for awards under the 2021 Plan, as described below and in the 2021 Plan, with such amount subject to adjustment, including under the 2021 Plan’s share counting rules. If the 2021 Plan is approved by shareholders, it will be effective as of the day of the Annual Meeting. If the 2021 Plan is not approved by our shareholders, no awards will be made under the 2021 Plan, and the 2018 Plan will remain in effect.

The actual text of the 2021 Plan is attached to this proxy statement as Appendix A. The following description of the 2021 Plan is only a summary of its principal terms and provisions and is qualified by reference to the actual text as set forth in Appendix A.

Why We Believe You Should Vote for this Proposal

The 2021 Plan authorizes the Compensation Committee to provide cash awards and equity-based compensation in the form of stock options, stock appreciation rights (“SARs”), restricted shares, restricted stock units (“RSUs”), performance shares, performance units, dividend equivalents, and certain other awards, including those denominated or payable in, or otherwise based on, Common Shares, for the purpose of providing our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants and other service providers of the Company and its subsidiaries, incentives and rewards for performance and/or service. Some of the key features of the 2021 Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate, and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the 2021 Plan is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our employees and directors. The use of Common Shares as part of our compensation program is also important because equity-based awards are an essential component of our compensation for key employees, as they help link compensation with long-term shareholder value creation and reward participants based on service and/or performance.

The 2021 Plan is intended in part to replenish our ability to grant equity compensation awards following a year of unique challenges raised by the COVID-19 pandemic’s impact on our business, operations and financial performance. As discussed below under “Executive Compensation Discussion and Analysis,” we focused in 2020 on our key strategic objectives and took significant actions to preserve cash, reduce operating expenses, control capital expenditures, increase liquidity, generate cash and manage working capital with the goal to strengthen our balance sheet and improve productivity. As part of those efforts, we granted equity compensation awards under the 2018 Plan to a broader group of our employees. That larger grantee population, coupled with our decreased share price during relevant periods in 2020, resulted in us using a significantly greater number of shares under the 2018 Plan in 2020 than we had in 2019.

For example, on the grant date for our named executive officers’ 2019 equity compensation awards (December 3, 2019), the closing price of a Common Share on the Nasdaq Global Select Market was $30.97. However, on the grant date for our named executive officers’ 2020 equity compensation awards (June 10, 2020), the closing price of a Common Share on the Nasdaq Global Select Market was substantially lower, at $17.36 per share. As a result, in order to provide the level of value under our 2018 Plan that we believed was necessary to retain key employees, the number of shares subject to our 2020 equity awards was significantly

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higher than we would have anticipated at the time the 2018 Plan was approved. Although our share price went on to improve significantly (for example, we had a closing price of $31.49 on March 31, 2021), the circumstances surrounding our 2020 equity compensation awards greatly reduced our available share pool under the 2018 Plan and resulted in substantially greater burn rate in 2020, as described below.

As of March 31, 2021, only 20,457 Common Shares remained available for issuance under the 2018 Plan. If the 2021 Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which approach may not necessarily align employee and director compensation interests with the investment interests of our shareholders. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized.

The following includes aggregated information regarding our view of the overhang and dilution associated with the 2018 Plan and the 2015 Plan (together, the “Predecessor Plans”), and the potential dilution associated with the 2021 Plan. This information is as of March 31, 2021. No stock options or stock appreciation rights were outstanding under the Predecessor Plans as of that date. As of that date, there were 12,579,179 Common Shares outstanding:

•	Total Common Shares subject to outstanding awards (restricted shares and restricted stock units): 642,523 shares (approximately 5.1% of our outstanding Common Shares);

•

Total Common Shares available for future awards under the 2018 Plan: 20,457 shares (approximately 0.16% of our outstanding Common Shares) (however, as noted above, no further grants will be made under the 2018 Plan upon the effective date of the 2021 Plan, so we view the remaining shares under the 2018 Plan as “rolling into” the new 2021 Plan based on the design of the new 2021 Plan);

•

The total number of Common Shares subject to outstanding awards (642,523 shares), plus the total number of Common Shares available for future awards under the 2018 Plan (20,457 shares), represents a current overhang percentage of approximately 5.3% (in other words, the potential dilution of the holders of Common Shares represented by the Predecessor Plans);

•

Proposed additional Common Shares available for awards under the 2021 Plan: 625,000 shares (approximately 5.0% of our outstanding Common Shares – this percentage reflects the simple dilution of the holders of Common Shares that would occur if the 2021 Plan is approved); and

•

The total Common Shares subject to outstanding awards as of March 31, 2021 (642,523 shares), plus the proposed Common Shares available for future awards under the 2021 Plan (the 20,457 Common Shares that remain available under the 2018 Plan, plus the 625,000 additional shares), represent an approximate total overhang of 1,287,980 shares (approximately 10.2%) under the 2021 Plan.

Based on the closing price on Nasdaq Global Select Market for our Common Shares on March 31, 2021 of $31.49 per share, the aggregate market value as of March 31, 2021 of the new 625,000 Common Shares requested under the 2021 Plan was $19,681,250.

In 2018, 2019 and 2020, we granted awards under the Predecessor Plans covering 250,598 shares, 218,027 shares, and 453,760 shares, respectively. Based on our basic weighted average Common Shares outstanding for those fiscal years of 12,255,490, 12,225,481, and 12,061,419, respectively, for the three-fiscal-year period 2018-2020, our average burn rate, not taking into account forfeitures, was approximately 2.4% (our individual years’ burn rates were 2.0% for fiscal 2018, 1.8% for fiscal 2019 and 3.8% for 2020). As discussed above, the increase in burn rate in 2020 was due in large part to offering participation in our equity compensation program to a broader group of employees and our share price on the relevant grant dates.

In determining the number of shares to request for approval under the 2021 Plan, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the 2021 Plan.

If the 2021 Plan is approved, we intend to utilize the shares authorized under the 2021 Plan to continue our practice of incentivizing key individuals through equity grants. We currently anticipate that the shares requested in connection with the approval of the 2021 Plan will last for about 3 years, based on our historic grant rates and the approximate current share price, but could last for a different period of time if actual practice does not match recent rates or our share price changes materially. As noted below, our Compensation Committee retains full discretion under the 2021 Plan to determine the number and amount of awards to be granted under the 2021 Plan, subject to the terms of the 2021 Plan, and future benefits that may be received by participants under the 2021 Plan are not determinable at this time.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholders’ equity, so we have carefully managed our equity incentive compensation. Our

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equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of shareholder interests, as described above.

In evaluating this proposal, shareholders should consider all of the information in this proposal.

2021 Plan Highlights

Below are certain highlights of the 2021 Plan. These features of the 2021 Plan are designed to reinforce alignment between equity compensation arrangements awarded pursuant to the 2021 Plan and shareholders’ interests, consistent with sound corporate governance practices:

Reasonable 2021 Plan Limits. Generally, awards under the 2021 Plan are limited to 625,000 Common Shares plus the total number of Common Shares remaining available under the 2018 Plan and not subject to any outstanding awards as of the effective date of the 2021 Plan, plus the number of Common Shares that are added (or added back, as applicable) to the aggregate number of shares available under the 2021 Plan pursuant to the share counting rules of the 2021 Plan (as described below). This design means that we are essentially “rolling into” the new 2021 Plan the shares that we have remaining under the 2018 Plan. These shares may be shares of original issuance or treasury shares, or a combination of the two. Generally, the aggregate number of Common Shares available under the 2021 Plan will be reduced by one Common Share for every one Common Share subject to an award granted under the 2021 Plan.

Minimum Vesting Requirement. Generally, awards granted the 2021 Plan (other than cash-based awards) will vest no earlier than the first anniversary of the applicable grant date, except that the following awards will not be subject to the foregoing minimum vesting requirement: any (1) awards granted in connection with awards that are assumed, converted or substituted in connection with a corporate acquisition or merger transaction as described in the 2021 Plan; (2) Common Shares delivered in lieu of fully vested cash obligations; (3) awards to non-employee directors that vest on the earlier of the one-year anniversary of the applicable grant date and the next annual meeting of shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of shareholders; and (4) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the 2021 Plan (subject to adjustment as described in the 2021 Plan). The minimum vesting requirement does not preclude the Committee, in is sole discretion, from providing for continued vesting or accelerated vesting for any award under the 2021 Plan upon certain events, including in connection with or following a participant’s death, disability, or termination of service or a change in control, or exercising its discretionary vesting authority (as described in the 2021 Plan) at any time following the grant of an award.

Non-Employee Director Compensation Limit. The 2021 Plan provides that in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the date of grant, as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Incentive Stock Option Limit. The 2021 Plan also provides that, subject as applicable to adjustment as described in the 2021 Plan, the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options (as defined below) will not exceed 625,000 Common Shares.

Limited Share Recycling Provisions. Subject to certain exceptions described in the 2021 Plan, if any award granted under the 2021 Plan (in whole or in part) is canceled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under the 2021 Plan. Additionally, if after the effective date of the 2021 Plan, any Common Shares subject to an award granted under the Predecessor Plan are forfeited, or an award granted under the Predecessor Plan (in whole or in part) is cancelled or forfeited, expires, is settled in cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under the 2021 Plan. Notwithstanding anything else in the 2021 Plan, the following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under the 2021 Plan:

•	Common Shares withheld by us, tendered or otherwise used in payment of the exercise price of a stock option;

•	Common Shares withheld by us, tendered or otherwise used to satisfy tax withholding with respect to awards;

•	Common Shares subject to a share-settled stock appreciation right that are not actually issued in connection with the settlement of such stock appreciation right on exercise;

•	Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of stock options.

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Further, if a participant elects to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate number of shares available under the 2021 Plan.

No Repricing Without Shareholder Approval. Outside of certain corporate transactions or adjustment events described in the 2021 Plan or in connection with a “change in control,” the exercise or base price of stock options and SARs cannot be reduced, nor can “underwater” stock options or SARs be cancelled in exchange for cash or replaced with other awards with a lower exercise or base price, without shareholder approval under the 2021 Plan.

Change in Control Definition. The 2021 Plan includes a non-liberal definition of “change in control,” which is described below.

Exercise or Base Price Limitation. The 2021 Plan also provides that, except with respect to certain converted, assumed or substituted awards as described in the 2021 Plan, no stock options or SARs will be granted with an exercise or base price less than the fair market value of a Common Share on the date of grant.

Clawback Provisions. The 2021 Plan provides that awards under the 2021 Plan may be made subject to a clawback policy of the Company or otherwise provide for recoupment by the Company in the event that a grantee engages in detrimental activity, as provided in the documents governing the awards or the applicable clawback policy.

Summary of Other Material Terms of the 2021 Plan

Administration. The 2021 Plan will generally be administered by the Compensation Committee (or its successor), or any other committee of the Board of Directors designated by the Board of Directors to administer the 2021 Plan. However, at the discretion of the Board of Directors, the 2021 Plan may be administered by the Board of Directors, including with respect to the administration of any responsibilities and duties held by the Compensation Committee under the 2021 Plan. References to the “Committee” in this proposal refer to the Compensation Committee, such other committee designated by the Board of Directors, or the Board of Directors, as applicable. The Committee may from time to time delegate all or any part of its authority under the 2021 Plan to a subcommittee. Any interpretation, construction and determination by the Committee of any provision of the 2021 Plan, or of any agreement, notification or document evidencing the grant of awards under the 2021 Plan, will be final and conclusive. To the extent permitted by applicable law, the Committee may delegate to one or more of its members or to one or more officers, or to one or more agents or advisors of the Company, such administrative duties or powers as it deems advisable. In addition, the Committee may by resolution, subject to certain restrictions set forth in the 2021 Plan, authorize one or more officers of the Company to (1) designate employees to be recipients of awards under the 2021 Plan, and (2) determine the size of such awards. However, the Committee may not delegate such responsibilities to officers for awards granted to non-employee directors or certain employees who are subject to the reporting requirements of Section 16 of the Exchange Act. The Committee is authorized to take appropriate action under the 2021 Plan subject to the express limitations contained in the 2021 Plan.

Eligibility. Any person who is selected by the Committee to receive benefits under the 2021 Plan and who is at that time an officer or other employee of the Company or any of its subsidiaries (including a person who has agreed to commence serving in such capacity within 90 days of the date of grant) is eligible to participate in the 2021 Plan. In addition, persons (including consultants) who provide services to the Company or any of its subsidiaries that are equivalent to those typically provided by an employee (provided that such persons satisfy the Form S-8 definition of “employee”), and non-employee directors of the Company, may also be selected by the Committee to participate in the 2021 Plan. As of March 31, 2021, the Company and its subsidiaries had approximately 6,505 employees and 10 consultants, and the Company had 9 non-employee directors. The basis for participation in the 2021 Plan by eligible persons is the selection of such persons by the Committee (or its authorized delegate) in its discretion.

Types of Awards Under the 2021 Plan. Pursuant to the 2021 Plan, the Company may grant cash awards and stock options (including stock options intended to be “incentive stock options” as defined in Section 422 of the Code (“Incentive Stock Options”)), SARs, restricted shares, RSUs, performance shares, performance units, cash incentive awards, and certain other awards based on or related to our Common Shares.

Generally, each grant of an award under the 2021 Plan will be evidenced by an award agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee (an “Evidence of Award”), which will contain such terms and provisions as the Committee may determine, consistent with the 2021 Plan. A brief description of the types of awards which may be granted under the 2021 Plan is set forth below.

Stock Options. A stock option is a right to purchase Common Shares upon exercise of the stock option. Stock options granted to an employee under the 2021 Plan may consist of either an Incentive Stock Option, a non-qualified stock option that is not intended to be an “incentive stock option” under Section 422 of the Code, or a combination of both. Incentive Stock Options may only be granted to employees of the Company or certain of our related corporations. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate

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acquisition or merger with us or any of our subsidiaries, Incentive Stock Options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Common Share on the date of grant. The term of a stock option may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a stock option. The exercise of a stock option will result in the cancellation on a share-for-share basis of any related tandem SAR.

Each grant of a stock option will specify the applicable terms of the stock option, including the number of Common Shares subject to the stock option and the required period or periods of the participant’s continuous service, if any, before any stock option or portion of a stock option will vest. Stock options may provide for continued vesting or the earlier vesting of such stock options, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Any grant of stock options may specify management objectives regarding the vesting of the stock options. Each grant will specify whether the consideration to be paid in satisfaction of the exercise price will be payable: (1) in cash, by check acceptable to the Company, or by wire transfer of immediately available funds; (2) by the actual or constructive transfer to the Company of Common Shares owned by the participant with a value at the time of exercise that is equal to the total exercise price; (3) subject to any conditions or limitations established by the Committee, by a net exercise arrangement pursuant to which the Company will withhold Common Shares otherwise issuable upon exercise of a stock option; (4) by a combination of the foregoing methods; or (5) by such other methods as may be approved by the Committee. To the extent permitted by law, any grant may provide for deferred payment of the exercise price from the proceeds of a sale through a bank or broker of some or all of the shares to which the exercise relates. Stock options granted under the 2021 Plan may not provide for dividends or dividend equivalents.

SARs. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (1) to any participant holding stock options, of tandem SARs in respect of such stock options, and (2) to any participant, of free-standing SARs. A tandem SAR is the right of the participant, exercisable by surrender of the related stock option, to receive an amount determined by the Committee equal to 100% (or such lesser percentage as determined by the Committee) of the spread between the exercise price of the related option right and the value of our Common Shares on the date of exercise. Tandem SARs may be granted at any time prior to the exercise or termination of the related stock options, but a tandem SAR awarded in relation to an Incentive Stock Option must be granted concurrently with the Incentive Stock Option.

A free-standing SAR is a right to receive from us an amount equal to 100%, or such lesser percentage as the Committee may determine, of the spread between the base price of the free-standing SAR and the value of our Common Shares on the date of exercise.

Each grant of SARs will specify the period or periods of continuous service, if any, by the participant with the Company or any subsidiary that is necessary before the SARs or installments of such SARs will vest. SARs may provide for continued vesting or the earlier vesting of such SARs, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Any grant of SARs may specify management objectives regarding the vesting of such SARs. A SAR may be paid in cash, Common Shares or any combination of the two. SARs granted under the 2021 Plan may not provide for dividends or dividend equivalents.

Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of SARs held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a free-standing SAR may not be less than the fair market value of a Common Share on the date of grant. The term of a free-standing SAR may not extend more than 10 years from the date of grant. The Committee may provide in an Evidence of Award for the automatic exercise of a free-standing SAR.

Any grant of tandem SARs will provide that such tandem SARs may be exercised only at a time when the related stock option is also exercisable and at a time when the spread between the exercise price of the related option right and the value of our Common Shares is positive, and by surrender of the related Option Right for cancellation.

Restricted Shares. Restricted shares constitute an immediate transfer of the ownership of Common Shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to the substantial risk of forfeiture and restrictions on transfer determined by the Committee for a period of time determined by the Committee or until certain management objectives specified by the Committee are achieved. Each such grant or sale of restricted shares may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per Common Share on the date of grant.

Restricted shares may provide for continued vesting or the earlier vesting of such restricted shares, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

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Any grant of restricted shares may specify management objectives regarding the vesting of the restricted shares. Any grant of restricted shares may require that any and all dividends or distributions paid on restricted shares that remain subject to a substantial risk of forfeiture be automatically deferred and/or reinvested in additional restricted shares, which may be subject to the same restrictions as the underlying restricted shares. However, any such dividends or other distributions on restricted shares with restrictions that lapse as a result of the achievement of management objectives will be deferred until, and paid contingent upon, the achievement of the applicable management objectives.

RSUs. RSUs awarded under the 2021 Plan constitute an agreement by the Company to deliver Common Shares, cash, or a combination of the two, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding management objectives) during the restriction period as the Committee may specify. Each grant or sale of RSUs may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value of our Common Shares on the date of grant.

RSUs may provide for continued vesting or the earlier lapse or other modification of the restriction period, including in the event of the retirement, death, disability or termination or employment of service of a participant or in the event of a change in control.

During the restriction period applicable to RSUs, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Common Shares deliverable upon payment of the RSUs and no right to vote them. Rights to dividend equivalents may be extended to and made part of any RSU award at the discretion of and on the terms determined by the Committee, on either a current or deferred or contingent basis, either in cash or in additional Common Shares. However, dividend equivalents or other distributions on Common Shares underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be deferred until and paid contingent upon the achievement of the applicable management objectives. Each grant or sale of RSUs will specify the time and manner of payment of the RSUs that have been earned. An RSU may be paid in cash, Common Shares or any combination of the two.

Performance Shares, Performance Units and Cash Incentive Awards. Performance shares, performance units and cash incentive awards may also be granted to participants under the 2021 Plan. A performance share is a bookkeeping entry that records the equivalent of one Common Share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value as determined by the Committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to a cash incentive award being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

Each grant of a cash incentive award, performance shares or performance units will specify management objectives regarding the earning of the award.

The performance period with respect to each cash incentive award or grant of performance shares or performance units will be a period of time determined by the Committee and within which the management objectives relating to such award are to be achieved, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control. Each grant will specify the time and manner of payment of performance shares, performance units or a cash incentive award that has been earned.

Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Common Shares, subject to deferral and payment on a contingent basis based on the participant’s earning and vesting of the performance shares or performance units, as applicable, with respect to which such dividend equivalents are paid.

Other Awards. Subject to applicable law and applicable share limits under the 2021 Plan, the Committee may grant to any participant Common Shares or such other awards (“Other Awards”) that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such Common Shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified subsidiaries, affiliates or other business units or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of the specified subsidiaries, affiliates or other business units of the Company. The terms and conditions of any such awards will be determined by the Committee. Common Shares delivered under such an award in the nature of a purchase right granted under the 2021 Plan will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

In addition, the Committee may grant cash awards, as an element of or supplement to any other awards granted under the 2021 Plan. The Committee may also authorize the grant of Common Shares as a bonus, or may authorize the grant of Other Awards in lieu of obligations of the Company or a subsidiary to pay cash or deliver other property under the 2021 Plan or under other plans or compensatory arrangements, subject to terms determined by the Committee in a manner that complies with Section 409A of the Code.

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The Committee may provide for the payment of dividends or dividend equivalents on Other Awards on either a current or deferred or contingent basis, either in cash or in additional Common Shares. However, dividend equivalents or other distributions on Common Shares underlying Other Awards with restrictions that lapse as a result of the achievement of management objectives will be deterred until, and paid contingent upon, the achievement of the applicable management objectives.

Other Awards may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a participant or in the event of a change in control.

Change in Control. The 2021 Plan includes a definition of “change in control.” In general, except as may be otherwise prescribed by the Committee in an Evidence of Award, a change in control will be deemed to have occurred upon the occurrence (after the effective date of the 2021 Plan) of any of the following events (subject to certain exceptions and limitations and as further described in the 2021 Plan): (1) we are merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of our Voting Stock (as that term is defined below) immediately prior to such transaction; (2) we sell all or substantially all of our assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of our Voting Stock immediately prior to such sale; (3) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of our directors, which we refer to as Voting Stock; or (4) if during any period of two consecutive years, individuals who at the beginning of any such period constitute our directors cease for any reason to constitute at least a majority thereof, subject to certain limitations as described in the 2018 Plan. However, a “change in control” will not be deemed to have occurred for purposes of the 2018 Plan solely because (i) we, (ii) an entity in which we directly or indirectly beneficially own 50% or more of the voting securities or interest, or (iii) any employee stock ownership plan that we sponsor or any other of our employee benefit plans either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because we report that a change in control of us has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

Management Objectives. The 2021 Plan generally provides that any of the awards set forth above may be granted subject to the achievement of specified management objectives. Management objectives are defined as the performance objective or objectives established pursuant to the 2021 Plan for participants who have received grants of performance shares, performance units or cash incentive awards or, when so determined by the Committee, stock options, SARs, restricted shares, RSUs, dividend equivalents or Other Awards.

Additionally, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the management objectives unsuitable, the Committee may in its discretion modify such management objectives or the goals or actual levels of achievement, in whole or in part, as the Committee deems appropriate and equitable.

Transferability of Awards. Except as otherwise provided by the Committee, and subject to the terms of the 2021 Plan with respect to Section 409A of the Code, no stock option, SAR, restricted share, RSU, performance share, performance unit, cash incentive award, Other Award or dividend equivalents paid with respect to awards made under the 2021 Plan will be transferrable by a participant except by will or the laws of descent and distribution. In no event will any such award granted under the 2021 Plan be transferred for value. Except as otherwise determined by the Committee, stock options and SARs will be exercisable during the participant’s lifetime only by him or her or, in the event of the participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the participant in a fiduciary capacity under state law or court supervision.

The Committee may specify on the grant date that all or part of the Common Shares that are subject to awards under the 2021 Plan will be subject to further restrictions on transfer, including minimum holding periods.

Adjustments; Corporate Transactions. The Committee will make or provide for such adjustments in: (1) the number of and kind of Common Shares covered by outstanding stock options, SARs, restricted shares, RSUs, performance shares and performance units granted under the 2021 Plan; (2) if applicable, the number of and kind of Common Shares covered by Other Awards granted pursuant to the 2021 Plan; (3) the exercise price or base price provided in outstanding stock options and SARs, respectively; (4) cash incentive awards; and (5) other award terms, as the Committee in its sole discretion, determines in good faith is equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (c) any other corporate transaction or event having an effect similar to any of the foregoing.

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In the event of any such transaction or event, or in the event of a change in control of the Company, the Committee may provide in substitution for any or all outstanding awards under the 2021 Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price, respectively, greater than the consideration offered in connection with any such transaction or event or change in control of the Company, the Committee may in its discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Committee will make or provide for such adjustments to the number of Common Shares available under the 2021 Plan and the share limits of the 2021 Plan as the Committee, in its sole discretion, determines in good faith is appropriate to reflect such transaction or event. However, any adjustment to the limit on the number of Common Shares that may be issued upon exercise of Incentive Stock Options will be made only if and to the extent such adjustment would not cause any stock option intended to qualify as an Incentive Stock Option to fail to so qualify.

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company or in connection with a change in control, the terms of outstanding awards may not be amended to (1) reduce the exercise price or base price of outstanding stock options or SARs, respectively, or (2) cancel outstanding “underwater” stock options or SARs in exchange for cash, other awards or stock options or SARs with an exercise price or base price, as applicable, that is less than the exercise price or base price of the original stock options or SARs, as applicable, without shareholder approval. The 2021 Plan specifically provides that this provision is intended to prohibit the repricing of “underwater” stock options and SARs and that it may not be amended without approval by our shareholders.

Detrimental Activity and Recapture. Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if any participant, either during employment or other service with us or a subsidiary or within a specified period after such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, any Evidence of Award or such clawback policy may provide for cancellation or forfeiture of an award or the forfeiture and repayment of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules and regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the 2021 Plan, the Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by the Company or any of its subsidiaries outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Committee may approve such supplements to, or amendments, restatements or alternative versions of, the 2021 Plan (including sub-plans) (to be considered part of the 2021 Plan) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements will include any provisions that are inconsistent with the terms of the 2021 Plan as then in effect unless the 2021 Plan could have been amended to eliminate such inconsistency without further approval by our shareholders.

Withholding. To the extent the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a participant or other person under the 2021 Plan, and the amounts available to us for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements, in the discretion of the Committee, may include relinquishment of a portion of such benefit. If a participant’s benefit is to be received in the form of Common Shares, and such participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, we will withhold Common Shares having a value equal to the amount required to be withheld. When a participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the participant to satisfy the obligation, in whole or in part, by having withheld, from the shares delivered or required to be delivered to the participant, Common Shares having a value equal to the amount required to be withheld or by delivering to us other Common Shares held by such participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to the 2021 Plan exceed the minimum amount required to be withheld, unless (1) an additional amount can be withheld and not result in adverse accounting consequences, and (2) such additional withholding amount is authorized by the Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of stock options.

No Right to Continued Employment. The 2021 Plan does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries.

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Effective Date of the 2021 Plan. The 2021 Plan will become effective on the date it is approved by the Company’s shareholders. No grants will be made under the 2018 Plan on or after the date on which our shareholders approve the 2021 Plan, provided that outstanding awards granted under the Predecessor Plans will continue following such date.

Amendment and Termination of the 2021 Plan. The Board of Directors generally may amend the 2021 Plan from time to time in whole or in part. However, if any amendment, for purposes of applicable stock exchange rules (and except as permitted under the adjustment provisions of the 2021 Plan) (1) would materially increase the benefits accruing to participants under the 2021 Plan, (2) would materially increase the number of securities which may be issued under the 2021 Plan, (3) would materially modify the requirements for participation in the 2021 Plan, or (4) must otherwise be approved by our shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market, or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board of Directors, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained.

Further, subject to the 2021 Plan’s prohibition on repricing, the Committee generally may amend the terms of any award prospectively or retroactively. Except in the case of certain adjustments permitted under the 2021 Plan, no such amendment may be made that would materially impair the rights of any participant without his or her consent. If permitted by Section 409A of the Code and subject to certain other limitations set forth in the 2021 Plan and including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a change in control, the Committee may provide for continued vesting or accelerate the vesting of certain awards granted under the 2021 Plan or waive any other limitation or requirement under any such award.

The Board of Directors may, in its discretion, terminate the 2021 Plan at any time. Termination of the 2021 Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the 2021 Plan on or after the tenth anniversary of the effective date of the 2021 Plan, but all grants made prior to such date will continue in effect thereafter subject to their terms and the terms of the 2021 Plan.

Allowances for Conversion Awards and Assumed Plans. Common Shares issued or transferred under awards granted under the 2021 Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted shares, RSUs, or other share or share-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added to) the aggregate share limit or other 2021 Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2021 Plan, under circumstances further described in the 2021 Plan, but will not count against the aggregate share limit or other 2021 Plan limits described above.

New Plan Benefits

It is not possible to determine the specific amounts and types of awards that may be awarded in the future under the 2021 Plan because the grant and actual settlement of awards under the 2021 Plan are subject to the discretion of the plan administrator.

U.S. Federal Income Tax Consequences

The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the 2021 Plan based on Federal income tax laws in effect. This summary, which is presented for the information of shareholders considering how to vote on this proposal and not for 2021 Plan participants, is not intended to be complete and does not describe Federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants

Restricted Shares. The recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the restricted shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted shares that are subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the recipient.

Performance Shares, Performance Units and Cash Incentive Awards. No income generally will be recognized upon the grant of performance shares, performance units or cash incentive awards. Upon payment in respect of the earn-out of performance shares, performance units or cash incentive awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received.

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Nonqualified Stock Options. In general:

•	no income will be recognized by an optionee at the time a non-qualified stock option is granted;

•

at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and

•

at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an “incentive stock option” as defined in Section 422 of the Code. If Common Shares are issued to the optionee pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If Common Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted Common Shares received on the exercise.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted Common Shares on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Tax Consequences to the Company and its Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Shares under the 2021 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2021 Plan by our shareholders.

Vote Required and Recommendation of the Board

The affirmative vote of a majority of our shares of Common Stock represented at the Annual Meeting and entitled to vote on this proposal is required to approve the 2021 Plan. Abstentions will have the effect of a vote against, and broker non-votes will have no effect with respect to, the approval of this proposal.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2021 EQUITY AND INCENTIVE COMPENSATION PLAN.

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The following table provides information as of December 31, 2020 regarding our compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1) (c)
Equity compensation plans approved by security holders	31,336	—	14,911
Equity compensation plans not approved by security holders			—
TOTAL:	31,336	—	14,911

(1)	All of the shares listed in this column may be issued for awards other than options, warrants or rights under the 2018 Plan, such as restricted shares.

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PROPOSAL NO. 3     RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP as our independent auditors to examine our financial statements and those of our subsidiaries for the fiscal year ending December 31, 2021. During fiscal year 2020, Ernst & Young LLP examined our financial statements and those of our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Board recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Vote Required and Recommendation of the Board

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP. Abstentions will have no effect on the ratification of the appointment of Ernst & Young LLP.

YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

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INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2019	2020
Audit Fees	$1,825,000	$1,670,500
Audit-Related Fees	—	—
Tax Fees	—	25,000
All Other Fees	5,000	5,000
	$1,830,000	$1,700,500

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees included fees in connection with tax compliance and tax planning services. All other fees include fees in connection with accounting subscriptions.

Pre-approval Policy

The Audit Committee has adopted a formal policy on auditor independence requiring approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

All of the services described in “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

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EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We faced unique challenges in 2020 as our business, operations and financial performance were impacted by the COVID-19 pandemic. We suffered a decrease in demand and increased costs associated with extreme reductions in manufacturing output during the second quarter of 2020. During this first full quarter of the COVID-19 pandemic, many of our customers and facilities operated at a significantly reduced capacity, contributing to a steep decline in sales. We did see improved financial performance in the second half of 2020 as we experienced an increase in demand across a number of end-markets we serve and associated higher production levels.

During this time, in addition to working to ensure the safety of our employees, we focused on our key strategic objectives and took significant actions to preserve cash, reduce operating expenses, control capital expenditures, increase liquidity, generate cash and manage working capital with the goal to strengthen our balance sheet and improve productivity. Additionally, we continued to focus on actions that will position us for higher growth and improved margins in the future by making critical investments in equipment, tooling, plant automation and technology, and plant consolidations. We believe management’s response during this difficult time led to improved results during the second half of the year and positioned us to capitalize on an improving economic outlook.

Our 2020 financial performance was significantly impacted by the challenges discussed above, and as a result, our sales decreased 20% from the prior year to $1.3 billion. Notwithstanding the challenges posed by COVID-19, and as a result of the foregoing actions, we achieved the following financial results:

Operating Cash Flow	Net Debt	Liquidity	Return of Capital
$69.3 Million	Down $33 Million	Maintained $250 Million	$10.7 Million

Re-instituted our quarterly dividend in the fourth quarter after suspending it earlier in the year to preserve cash and liquidity

Our COVID-19 Response

Throughout the year, we remained focused on the health and safety of our employees as most of our businesses were deemed essential, which required an ongoing workforce. We effectively managed our global operations throughout the pandemic, implementing rigorous protocols focused on employee health and safety. These actions included a work-from-home schedule where appropriate, prohibiting business travel, restricting site access, providing personal protective equipment to employees, implementing hygiene and disinfection protocols and social distancing. As a result, we were able to ensure business continuity across our manufacturing and supply chain networks and minimize exposure risk for our employees, suppliers, customers and other stakeholders.

As part of our effort to preserve cash and manage costs, base salary increases for our named executive officers, which would have gone into effect on April 1, 2020, were delayed until September 1, and our named executive officers (other than our CEO who voluntarily agreed to forego 100% his base salary from April 1 to September 1) agreed to reduce their base salaries by 25% from April 1 to September 1. Additionally, our directors voluntary agreed to reduce their annual retainer by 10% and their attendance fees by 20% from April 1 to September 1.

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Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage and reward decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce the achievement of key business strategies and objectives, including our reaction to the COVID-19 pandemic in 2020;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract and retain qualified executives; and

•	to provide a competitive compensation structure.

Compensation Practices

Below are certain of our key practices we consider good governance features of our executive compensation program.

What We Do	What We Don’t Do

Exercise discretion on annual incentive compensation	No guaranteed bonus arrangements

Set maximum payout caps on annual incentives	No re-pricing of stock options or back dating of awards

Maintain an appropriate balance between short-term and long-term compensation	No enhanced retirement benefits for our named executive officers

Use multi-year vesting requirement for long-term equity awards	Non-qualified deferred compensation plans do not provide premium or guaranteed investment returns

Set stock ownership guidelines for executive officers	No hedging transactions and limited pledging of shares

Maintain a clawback policy	No employment agreements or severance arrangements

Utilize the expertise of independent compensation consultant	No excise tax gross up in the event of a change-in-control

Overview

The Compensation Committee administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, annual cash incentives and bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes recommendations to the Compensation Committee with respect to compensation decisions concerning named executive officers other than himself. With respect to our CEO, the Compensation Committee makes its decisions in executive session without the CEO being present. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards.

Our Say-On-Pay Vote

At our annual meeting of shareholders in 2020, we held our non-binding advisory shareholder vote on the compensation of our named executive officers, which vote is commonly referred to as a “say-on-pay” vote. Our shareholders approved, on an advisory basis, the compensation of our named executive officers, with approximately 69.4% of the votes cast (not counting abstentions) in favor of the compensation paid to our named executive officers. After conducting the annual review of our compensation programs and considering and discussing the result of the say-on-pay vote, the Compensation Committee decided to retain our general approach to executive compensation. However, we will continue to address shareholder feedback and considerations through changes to the executive compensation plans if and when the Compensation Committee believes such changes are consistent

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with its pay philosophy and our overall business strategy. With regard to the non-binding advisory resolution regarding the frequency for future say-on-pay votes presented at our annual meeting of shareholders in 2017, our shareholders cast the highest number of votes for advisory voting on executive compensation every three years, and as a result we implemented triennial say-on-pay voting. Our next say-on-pay vote will be held at the shareholders meeting in 2023.

Shareholder Engagement

We are committed to shareholder engagement and we value feedback from our shareholders. We remain actively engaged with our shareholders on a number of topics, including corporate strategy and performance, executive compensation and corporate governance matters. In addition, we communicate with our shareholders through quarterly earnings calls, press releases, SEC filings, analyst meetings and investor meetings and conferences.

Compensation Consultant

Since 2017, the Compensation Committee has engaged Pay Governance, a leading independent provider of executive compensation consulting services, to serve as our compensation consultant. Pay Governance has periodically been engaged to help evaluate our compensation program, to review, comment and make recommendations on executive compensation matters, to help select appropriate market data for compensation determinations, to assist in executive compensation disclosures, and to provide updates on regulatory changes in compensation-related issues and other developments and trends in executive compensation. The Compensation Committee has conducted a review of its relationship with Pay Governance and has identified no conflict of interest.

The Compensation Committee periodically reviews a peer group of companies based on their reasonable comparability to our Company in terms of revenues, market capitalization, enterprise value, complexity, performance, industry profile, scope of operations and competition for executive talent. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours.

For 2020, the Compensation Committee did not use a peer group of companies in determining compensation related matters. The Compensation Committee does not benchmark or otherwise aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions, and actual compensation can and does vary widely, either above or below these considerations, based on Company and individual performance, scope of responsibilities, competencies and experience, as further discussed below.

The Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash incentive/bonus, whether discretionary or pursuant to our Bonus Plan, and equity awards granted pursuant to our 2018 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Since 2008, our compensation program has also included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan. However, none of our current named executive officers participate in the non-qualified DB or DC plans.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant from year to year, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation but does emphasize variable compensation over fixed compensation.

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Base Salary

We pay base salaries to recognize and reward each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined in part based on recommendations from our CEO. In addition, the Compensation Committee considers a variety of factors such as market survey data, a subjective assessment of the nature and scope of the named executive officer’s responsibilities, each named executive officer’s unique value and historical contributions, historical increases, internal equity considerations, and the experience and length of service of the named executive officer.

For 2020, the Compensation Committee made no change to the base salary of our CEO. For our other named executive officers, after considering recommendations from our CEO and the factors identified above, the Compensation Committee increased Mr. Fogarty’s base salary from $362,250 to $425,000 and increased Mr. Vilsack’s base salary from $325,000 to $365,000. As part of our effort to preserve cash and manage costs, base salary increases for our named executive officers which would have gone into effect on April 1, were delayed until September 1 and our named executive officers (other than our CEO who voluntarily agreed to forego 100% his base salary from April 1 to September 1) agreed to reduce their base salaries by 25% from April 1 to September 1. The Compensation Committee believes the salaries of our named executive officers have remained moderate for the past several years. This approach is consistent with our philosophy that a greater emphasis should be placed on variable compensation.

Annual Cash Bonus

Annual cash bonus awards are used to reward and motivate our named executive officers for achieving key financial and operational objectives. The annual incentive bonus awards are generally payable based on the Company’s performance and the level of individual contributions to that performance.

We have established our Annual Cash Bonus Plan, or Bonus Plan in which our CEO and any other named executive officer selected by the Compensation Committee may participate and be eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year.

CEO Annual Cash Bonus Award

For 2020, only our CEO participated in the Bonus Plan. The annual cash bonus award for our CEO is a performance-based award opportunity and is intended to reward our CEO for achieving pre-determined key financial performance measures. The Compensation Committee determined that our CEO would be eligible for a cash bonus award under the Bonus Plan equal to 5% of our 2020 consolidated adjusted income before income taxes (adjusted for unusual and extraordinary gains and losses), subject to an overall limit of $5,000,000.

For 2020, adjusted income before income taxes was a loss of $700,000. On a quarterly basis the adjusted income before income taxes was $7.3 million, ($23.3 million), $7.3 million and $8.0 million for the first, second, third and fourth quarters, respectively. The loss for 2020 was attributable solely to the impact of the COVID-19 pandemic in the second quarter when we faced significant decreases in demand and increased costs associated with extreme reductions in manufacturing output and when many of our customers’ and our facilities operated at a significantly reduced capacity or were idled, contributing to a steep decline in sales. While acknowledging that 2020 Bonus Plan financial goal was not achieved based on the full year results, the Compensation Committee excluded the results of the second quarter from the full year results in determining the financial goal. In making this determination the Compensation Committee considered the significant and historically unique impact the COVID-19 pandemic had on our performance and the global economy in the second quarter of 2020. For the first, third and fourth quarters of 2020 adjusted income before income taxes was $22.6 million in the aggregate. The Compensation Committee believes adjusted income before income taxes is an appropriate measure of our core operating performance, and directly links our CEO’s annual incentive bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award but did not do so for 2020. As a result, Mr. Matthew Crawford earned a cash bonus award of $1,132,917 under the Bonus Plan for 2020.

The Compensation Committee also considered a qualitative assessment of CEO performance during 2020 which included effectively managing through the initial stages of the pandemic, maintaining operations while minimizing exposure risk for our employees and other stakeholders, reducing debt, strengthening our balance sheet while continuing to generate strong cash flow and investing in capital projects to improve productivity. In connection with its qualitative assessment of our CEO’s performance, the Compensation Committee noted that many factors impacting our financial performance were outside of his control, including

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the economic impact of the pandemic. Taking these items into account, as well as performance against other qualitative performance measures, the Compensation Committee determined to pay out a discretionary cash bonus award to our CEO in the amount of $300,000, for a total annual cash bonus award of $1,432,917.

The Compensation Committee has historically used a percentage of consolidated adjusted income before taxes as the performance measure for our CEO under the Bonus Plan in order to further incentivize superior financial performance by the Company realizing such a formula could result in a significant annual cash bonus award, but subject to an overall limit of $5,000,000 under the Bonus Plan. For 2021, the Compensation Committee once again has established that the performance measure for our CEO under the Bonus Plan will be 5% of our 2021 consolidated adjusted income before taxes (adjusted for unusual and extraordinary gains and losses).

Other Named Executive Officer Annual Cash Bonus Awards

With respect to our other named executive officers, the Compensation Committee has determined that they not participate in the Bonus Plan so that it can maintain the flexibility to exercise subjectivity in granting discretionary annual cash bonuses based on both the Company’s performance and individual performance. There is no set formula or specific performance measure for determining annual bonus awards for our named executive officers who do not participate in the Bonus Plan. Annual cash bonus awards for these named executive officers are fully discretionary and are based on the Compensation Committee’s subjective judgment, after considering recommendations by our CEO and after taking into account our financial and operational performance as impacted by the COVID-19 pandemic. While the overall financial performance of the Company is the primary factor in determining these annual bonus awards, the Compensation Committee also may consider a number of other factors, including the named executive officer’s contribution to our success, the named executive officer’s overall leadership and expertise, the relative rank of the named executive officer, total compensation levels, and other factors that the Compensation Committee deems, in its subjective judgment, are critical to driving long-term value for shareholders.

In determining the amount of the annual cash bonus awards for Messrs. Fogarty and Vilsack, the Compensation Committee considered that they focused on a number of key strategic objectives and took significant actions to preserve cash, reduce operating expenses, control capital expenditures, increase liquidity, generate strong cash flow and manage working capital with the goal to strengthen our balance sheet and improve productivity and implemented rigorous pandemic protocols focused on the health and safety of our employees. The foregoing response during this difficult time led to improved financial and operational results during the second half of the year and positioned us to capitalize on an improving economic outlook in 2021.

The Compensation Committee also considered internal equity considerations, as well as the overall compensation of each of our other named executive officers. While our overall financial performance was relatively more important than the individual performance factors described above, the Compensation Committee did not assign a specific weight to any factor, but rather, evaluated the totality of factors in making each annual bonus award.

Mr. Fogarty’s annual cash bonus award for 2020 was $312,500, compared to an annual cash bonus award of $625,000 for 2019, representing a decrease of 50%. Mr. Vilsack’s annual cash bonus award for 2020 was $262,500, compared to an annual cash bonus award of $525,000 for 2019, representing a decrease of 50%.

Information about bonuses paid to our named executive officers is contained in the “2020 Summary Compensation Table” below.

Equity Compensation

We have used the grant of equity awards under our 2018 Plan to provide long-term incentive compensation opportunities intended to align the named executive officers’ interests with those of our shareholders, and to attract, retain and reward executive officers.

Our Compensation Committee administers our 2018 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 2018 Plan and its predecessor plan, but awards under our 2018 Plan also can be made in the form of performance shares, restricted share units, performance units, stock appreciation rights or stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

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We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under the predecessor plan to our 2018 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

For 2020, the Compensation Committee approved a restricted share award for Mr. Matthew Crawford in the amount of 183,333 shares and restricted share awards for Messrs. Fogarty and Vilsack in the amounts of 30,530 shares each. These restricted share awards vest one-third each year over three years.

The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the amount of the equity awards. Restricted shares were used over stock options because restricted shares serve to reward and retain executives and foster stock ownership, while also minimizing the number of shares granted in aggregate, thereby reducing dilution. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer equity value that it considered necessary to achieve the shareholder alignment and the attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2020. In granting the 2020 restricted share awards, the Compensation Committee also considered:

•	total compensation levels for each named executive officer in 2018, 2019 and 2020;

•	the value provided by restricted shares versus stock options;

•	the value and size of historical grants and the value created from such grants;

•	the named executive officer’s current and expected future contributions to the Company; and

•	shares available for grant under the 2018 Plan.

More information about equity awards granted in 2020 to our CEO and our other named executive officers is contained in the “2020 Grants of Plan-Based Awards Table.”

If approved by our shareholders, the 2021 Plan will govern equity-based awards to be granted by the Company following such approval. After the effective date of the 2021 Plan, no further awards will be granted under our 2018 Plan. For more information about the 2021 Plan, see “Proposal No. 3 – Approval of the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan.”

Other Executive Compensation Arrangements and Policies

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Prior to March 1, 2009, our named executive officers participated in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contributed 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

Effective April 1, 2011, the Company amended its Park-Ohio Industries, Inc. and Subsidiaries Pension Plan, or Pension Plan, to provide a new tax-qualified defined benefit for our employees, called the Account Balance Plan, or AB Plan. The AB Plan is intended to replace the contributions previously made under the 401(k) Plan.

All of the named executive officers participate in the AB Plan. The AB Plan incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2.5% of compensation, subject to Internal Revenue Code limitations. Interest is credited to the notional account based on a market index. All AB Plan participants, including our named executive officers, are 100% vested in the benefit provided by the AB Plan. Additional detail on the AB Plan, including the value of the named executive officers’ accrued benefits, is provided below under “Pension Benefits.”

Deferred Compensation

We maintain a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary and

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bonus, to be paid at a time specified by the participant and consistent with the terms of the 2005 Plan. We do not provide any matching contributions to the 2005 Plan. We do not pay above-market interest rates or provide preferential earnings. For 2020, none our named executive officers contributed to the 2005 Plan.

Stock Ownership Guidelines

We maintain stock ownership guidelines for named executive officers. These guidelines are reviewed and updated periodically to support their intended purpose. The current guidelines require our CEO to achieve target ownership of five times base salary and our other named executive officers to achieve target ownership of three times base salary. Newly hired executives have five years to achieve their target ownership levels. For purposes of our stock ownership guidelines, ownership includes shares of Common Stock, unvested restricted share grants, restricted share unit grants and shares owned in the 401(k) Plan. Our CEO and other named executive officers substantially exceed their established guidelines.

Policy for Recoupment of Performance-Based Incentives

We have adopted a “clawback” policy that allows for the recoupment of certain short- and long-term incentive compensation paid (net of taxes) to any current or former key employees, including our named executive officers, in the event we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements that results in a recalculation of a financial metric applicable to such award and such employee willfully committed an act of fraud, dishonesty or recklessness that contributed to our obligation to prepare the accounting restatement.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements that obligate us to provide any post-employment compensation or benefits. However, upon a change of control, as defined in our 2018 Plan, all unvested stock option grants (if any) become fully exercisable and all outstanding restricted share grants fully vest.

Anti-Hedging and Pledging Policies

Our Insider Trading Policy prohibits hedging transactions with respect to our Common Stock, including prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our Common Stock. Our Insider Trading Policy also prohibits the pledging of our Common Stock except where the transaction is pre-approved by our Chief Legal Officer and the amount of Common Stock that is pledged is limited.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, company cars or car allowances, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the AB Plan, 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

We are not obligated to offset any income taxes due on any compensation or benefits, including income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Code and, thus, not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

Risk Oversight

Management, with the assistance of the Compensation Committee’s independent consultant, conducted a risk assessment of the design of our compensation programs for all employees, including those that apply to our executive officers. Management evaluated the levels of risk-taking to determine whether they are appropriate in the context of long-term value creation and viability, the overall compensation arrangements, and our overall risk profile. The results of such assessment were presented to the Compensation Committee. Based on the assessment, we believe that we have a compensation program that does not encourage excessive risk-taking, and we do not maintain compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.

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COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Executive Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Executive Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2020.

Ronna Romney, Chair

Steven H. Rosen

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INFORMATION REGARDING COMPENSATION/GRANTS

The following table sets forth for fiscal 2020, 2019 and 2018 all compensation earned by the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2020, and by our only other executive officer as of the end of 2020, whom we refer to collectively as our named executive officers.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Matthew V. Crawford(7) Chairman, Chief Executive Officer and President	2020 2019 2018	437,500 750,000 683,333	300,000 0 300,000	3,182,660 2,555,025 3,308,250	0 0 0	1,132,917 3,184,260 1,780,000	15,908 13,412 4,883	85,798 52,269 47,861	5,154,783 6,554,966 6,124,327

Patrick W. Fogarty Vice President and Chief Financial Officer	2020 2019 2018	345,432 362,250 357,937	312,500 625,000 500,000	530,000 464,550 432,600	0 0 0	0 0 0	11,682 11,009 6,689	20,875 21,033 20,261	1,220,489 1,483,842 1,317,487

Robert D. Vilsack Chief Legal & Administrative Officer, Corporate Secretary	2020 2019 2018	304,479 325,000 320,000	262,500 525,000 435,000	530,000 464,550 432,600	0 0 0	0 0 0	11,683 11,008 6,687	33,360 31,221 28,680	1,142,022 1,356,779 1,222,967

(1)

The amounts in this column represent salary actually paid for the year indicated. These amounts reflect a voluntary salary reduction of 100% for Mr. Crawford and voluntary salary reductions of 25% for each of Mr. Fogarty and Mr. Vilsack, in all cases for the period of April 1 to September 1.

(2)

The amounts in this column represent discretionary bonuses paid to certain of our named executive officers. For more information on these bonuses, see “Executive Compensation Discussion and Analysis — Compensation Components — Annual Bonus” above.

(3)

The amounts in this column for 2020 represents the grant date fair value for awards of restricted shares in accordance with ASC 718. The assumptions used in the calculation of these amounts for 2020 are included in Note 9 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020. The 2020 grants to the named executive officers will vest one-third each year over three years. For more information on these equity awards, see “Executive Compensation Discussion and Analysis — Compensation Components — Equity Compensation” above.

(4)

The amount in this column for 2020 represents a performance-based award under the Bonus Plan for Mr. Crawford equal to 5% of our 2020 consolidated adjusted income before income taxes and as adjusted for the impact of COVID-19 on the financial results for the second quarter. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above.

(5)	The amounts listed in this column are the increases in actuarial present value of accrued benefits under the AB Plan. The AB Plan is described in more detail in the “Pension Benefits” section.

(6)

The amounts disclosed in this column for 2020 consist of life insurance premiums, use of a company car or car allowances, club memberships and for Mr. Crawford estate planning fees. For Mr. Crawford club memberships were $51,014 and estate planning fees were $30,000. In addition to the perquisites included in the table above, our named executive officers receive occasional personal use of event tickets when such tickets are not being used for business purposes, at no incremental cost to us.

(7)	Mr. Crawford was appointed CEO and Chairman on May 10, 2018.

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2020 Grants of Plan-Based Awards Table

The following table sets forth the restricted shares granted under the 2018 Plan and the Bonus Plan award granted in 2020.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Target ($)(1)
Matthew V. Crawford	6/10/2020	1,132,917	183,333	3,182,660
Patrick W. Fogarty	6/10/2020	—	30,530	530,000
Robert D. Vilsack	6/10/2020	—	30,530	530,000

(1)

For 2020, Mr. Matthew Crawford was entitled to a cash bonus equal to 5% of our 2020 consolidated adjusted income before income taxes under the Bonus Plan. The Compensation Committee adjusted for the impact of COVID-19 on the financial results for the second quarter. For more information on this bonus, see “Executive Compensation Discussion and Analysis — Compensation Components — CEO Annual Bonus Award” above. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $5,000,000 under the current terms of the Bonus Plan. For 2020, Mr. Matthew Crawford earned a cash bonus in the amount of $1,132,917 under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2020. The restricted shares vest one-third each year over three years beginning on the first anniversary of the grant date.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2020, base salary was 8.5% of total compensation in the Summary Compensation Table for Mr. Matthew Crawford; 28.4% for Mr. Fogarty; and 26.7% for Mr. Vilsack. None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Matthew V. Crawford	05/10/2018	27,500	849,750
	12/03/2019	55,000	1,699,500
	06/10/2020	183,333	5,664,989
Patrick W. Fogarty	05/07/2018	4,000	123,600
	12/03/2019	8,000	247,200
	06/10/2020	30,530	943,377
Robert D. Vilsack	05/07/2018	4,000	123,600
	12/03/2019	8,000	247,200
	06/10/2020	30,530	943,377

(1)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(2)	These amounts are based on the closing market price of our Common Stock of $30.90 per share on December 31, 2020.

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2020 Option Exercises and Stock Vested Table

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matthew V. Crawford	82,500	1,681,075
Patrick W. Fogarty	13,000	272,540
Robert D. Vilsack	13,000	272,540

(1)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

PENSION BENEFITS

2020 Pension Benefits Table

The following table sets forth information with respect to our AB Plan as of December 31, 2020.

Name	Plan Name	Number of Years Credited Service(1)(#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Matthew V. Crawford	AB Plan	9.75	71,429	0
Patrick W. Fogarty	AB Plan	9.75	68,047	0
Robert D. Vilsack	AB Plan	9.75	68,053	0

(1)	The AB Plan went into effect on April 1, 2011, at which time all the named executive officers began accruing benefits. No credits for prior service were provided under the AB Plan.

(2)

For the AB Plan, the reported value represents the actuarial present value of the accrued benefits as of December 31, 2020, payable at age 65 (or current age if older) in lump sum form, with a 3% rate for future interest credits and a 2.4% discount rate.

The Pension Plan is a tax-qualified defined benefit pension plan. Previously, the Pension Plan provided benefits primarily to retired and terminated participants from legacy locations. Effective April 1, 2011, the Pension Plan was amended to implement the AB Plan benefits for all domestic employees, except certain collectively bargained employees. All the named executive officers participate (or participated) in the AB Plan.

The AB Plan uses a cash balance design, which incorporates elements of a defined contribution plan into a defined benefit plan. Each participant has a notional account which receives quarterly allocations equal to 2.5% of compensation (inclusive of short-term incentive compensation). The compensation used in the calculation is held to the Code’s annual limitation for qualified plan earnings. Interest is credited to the notional account using the rate for one-year Treasury constant maturities. The annual interest rate is held to a minimum of 3% and a maximum of 7%. Interest during 2020 was credited at an annual rate of 3%.

Upon retirement, termination, disability or death, the accumulated notional account balance is immediately payable to the named executive officer as a single lump sum payment. The present value of accrued benefits displayed in the table above is based on a lump sum payment.

The “Present Value of Accumulated Benefit” in the above table is the value at December 31, 2020 of the pension benefit payable at age 65 (or current age if older) that was earned as of December 31, 2020. For the AB Plan, this benefit at age 65 is derived by projecting the notional balance from current age to age 65 using 3.0% interest and no future allocations. This age-65 value is then discounted at a rate of 2.4% to December 31, 2020 to receive the current value of the benefit. No mortality assumption is used in the calculation because the benefit is assumed to be paid in lump sum form.

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NON-QUALIFIED DEFERRED COMPENSATION

2020 Nonqualified Deferred Compensation Table

The following table sets forth information with respect to our 2005 Plan, as of December 31, 2020.

Name	Plan Name	Executive Contributions in 2020 ($)	Registrant Contributions in 2020 ($)	Aggregate Earnings in 2020 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2020 ($)(2)
Matthew V. Crawford	2005 Plan	0	0	0	0	0
Patrick W. Fogarty	2005 Plan	0	0	5,933	0	32,105
Robert D. Vilsack	2005 Plan	0	0	54,322	0	368,426

(1)	The aggregate earnings are not “above-market or preferential earnings” and, therefore, are not reported in the 2020 Summary Compensation Table.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death or disability of a named executive officer while employed with the Company, all restricted share grants fully vest and all unvested stock options (if any) become immediately exercisable under the 2018 Plan, and under the AB Plan, certain benefits are immediately recognized upon the retirement of a named executive officer. The value of these vesting accelerations and benefits for the named executive officers as if a death, disability, or retirement had occurred on December 31, 2020, would be as follows:

Name	Death $(1)	Disability $(1)	Retirement $(2)
Matthew V. Crawford	8,214,239	8,214,239	66,205
Patrick W. Fogarty	1,314,177	1,314,177	66,088
Robert D. Vilsack	1,314,177	1,314,177	66,093

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $30.90 of our Common Stock on December 31, 2020.

(2)

These amounts represent the AB Plan account balances as of December 31, 2020. These amounts are smaller than the values reported in the Pension Benefits table because the assumed payment timing is different and not due to any variance in the benefit provision.

Under the terms of the 2018 Plan awards, upon a change of control, all restricted share grants fully vest. The value of these vesting accelerations for the named executive officers as if a change of control had occurred on December 31, 2020, would be as follows:

Name	Restricted Shares ($)(1)	Total ($)
Matthew V. Crawford	8,214,239	8,214,239
Patrick W. Fogarty	1,314,177	1,314,177
Robert D. Vilsack	1,314,177	1,314,177

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $30.90 of our Common Stock on December 31, 2020.

2021 Proxy Statement	39

PMT Insert

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 2018 Plan. A change of control is generally defined in the 2018 Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; and (iii) a change in the majority of our Board. For information about vested amounts or balances under the AB Plan and the 2005 Plan, see the “2020 Pension Benefits Table” and “2020 Nonqualified Deferred Compensation Table” respectively, above.

CEO PAY RATIO

For the 2020 fiscal year, the ratio of the annual total compensation of our CEO (“CEO Compensation”) to the median of the annual total compensation of all of our employees other than our CEO (“Median Annual Compensation”) was 185 to 1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below. In this summary, we refer to the employee who received such Median Annual Compensation as the “Median Employee.”

Mr. Matthew Crawford served as our CEO throughout 2020. We determined Mr. Matthew Crawford’s annual total compensation for the fiscal year ended December 31, 2020 was $5,172,049, which represents the total amount of compensation for our CEO as reported in the Summary Compensation Table plus the employer cost of his health insurance coverage for the year. Because we are required to include the employer cost of health insurance (due to the fact that we elected to include it for our Median Employee), Mr. Matthew Crawford’s annual total compensation is greater than the total compensation as reported for him in our 2020 Summary Compensation Table.

For 2020, the Median Annual Compensation was $27,950, and was calculated by totaling for our Median Employee all applicable elements of compensation for the 2020 fiscal year in accordance with Item 402(c)(2)(x) of Regulation S-K plus the employer cost of health insurance coverage for the year.

For purposes of this disclosure, the date used to identify the Median Employee was December 31, 2020 (the “Determination Date”). To identify the Median Employee, we first determined our employee population as of the Determination Date. We had 6,768 employees, representing all of our full-time, part-time, seasonal and temporary employees (other than our CEO) as of the Determination Date. We did not exclude any of our non-U.S. employees from this determination. We then measured compensation for the period beginning on January 1, 2020 and ending on December 31, 2020 for these employees. This compensation measurement was calculated by totaling, for each employee, W-2 or equivalent taxable wages, including salary, wages, tips and other compensation as shown in our payroll and human resources records for 2020. In determining the Median Employee, we did not annualize the compensation of our newly hired permanent employees employed as of the Determination Date who did not work the entire year.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

Through a company owned by Messrs. Matthew Crawford and Edward Crawford, we lease an airplane for Company use. The lease has a three-year term with annual lease payments of $812,500 for up to 125 flight hours per year.

Messrs. Matthew Crawford, Edward Crawford and Rosen are significant shareholders of Crawford United Corporation (“Crawford United”). During the fiscal year ended December 31, 2020, subsidiaries of Crawford United purchased various products from our subsidiaries in the ordinary course of business in the aggregate amount of $1,629,536.

Through a company owned by Mr. Matthew Crawford, we lease a 125,000 square foot facility in Canton, Ohio at a monthly rent of $55,667.

Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana at a monthly rent of $17,781 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio at a monthly rent of $72,036.

2021 Proxy Statement	40

PMT Insert

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

2022 Proposals

Any shareholder who intends to present a proposal to include in the proxy materials for the 2022 annual meeting of shareholders, including proposals for the nomination of directors, must comply with Rule 14a-8 of the Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 31, 2021 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures

Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than 60 days nor more than 90 days before the meeting. If there was less than 75 days’ notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2021 annual meeting of shareholders outside the processes of Rule 14a-8 of the Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2022 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2022 annual meeting if the proposals are properly presented at the 2022 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2020, along with our other proxy materials, is being mailed to each shareholder of record. Additional copies may be obtained from the undersigned.

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK

    Secretary and Chief Legal Officer

April 27, 2021

2021 Proxy Statement	41

Appendix A

PARK-OHIO HOLDINGS CORP.

2021 EQUITY AND INCENTIVE COMPENSATION PLAN

1.            Purpose. The purpose of this Plan is to permit award grants to Directors, officers and other employees of the Company and its Subsidiaries, and certain consultants to the Company and its Subsidiaries, and to provide to such persons incentives and rewards for performance and/or service.

2.            Definitions. As used in this Plan:

(a)          “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Committee or the Board, as applicable, in its discretion.

(b)          “Appreciation Right” means a right granted pursuant to Section 5 of this Plan and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.

(c)          “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.

(d)          “Board” means the Board of Directors of the Company.

(e)          “Cash Incentive Award” means a cash award granted pursuant to Section 8 of this Plan.

(f)          “Change in Control” has the meaning set forth in Section 12 of this Plan.

(g)          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as such law and regulations may be amended from time to time.

(h)          “Committee” means the Compensation Committee of the Board (or its successor), or any other committee of the Board designated by the Board to administer this Plan pursuant to Section 10 of this Plan.

(i)          “Common Shares” means the shares of Common Stock, par value $1.00 per share, of the Company or any security into which such common shares may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

(j)          “Company” means Park-Ohio Holdings Corp., an Ohio corporation, and its successors.

(k)         “Date of Grant” means the date provided for by the Committee on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, Cash Incentive Awards, or other awards contemplated by Section 9 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Section 9 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(l)          “Director” means a member of the Board.

(m)        “Effective Date” means the date this Plan is approved by the Shareholders.

(n)          “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and conditions of the awards granted under this Plan. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.

(o)          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(p)          “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

(q)          “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(r)          “Management Objectives” means the performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares, Performance Units or Cash Incentive Awards or, when so determined by the Committee, Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents or other awards pursuant to this Plan. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Committee may in its discretion modify such Management Objectives or the goals or actual levels of achievement regarding the Management Objectives, in whole or in part, as the Committee deems appropriate and equitable.

(s)          “Market Value per Share” means, as of any particular date, the closing price of a Common Share as reported for that date on the Nasdaq Stock Market, if the Common Shares are not then listed on the Nasdaq Stock Market, on any other national securities exchange on which the Common Shares are listed, or if there are no sales on such date, on the next preceding trading day during which a sale occurred. If there is no regular public trading market for the Common Shares, then the Market Value per Share shall be the fair market value as determined in good faith by the Committee. The Committee is authorized to adopt another fair market value pricing method provided such method is stated in the applicable Evidence of Award and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(t)          “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u)          “Option Price” means the purchase price payable on exercise of an Option Right.

(v)          “Option Right” means the right to purchase Common Shares upon exercise of an award granted pursuant to Section 4 of this Plan.

(w)          “Participant” means a person who is selected by the Committee to receive benefits under this Plan and who is at the time (i) an officer or other employee of the Company or any Subsidiary, including a person who has agreed to commence serving in such capacity within 90 days of the Date of Grant, (ii) a person, including a consultant, who provides services to the Company or a Subsidiary that are equivalent to those typically provided by an employee (provided that such person satisfies the Form S-8 definition of an “employee”), or (iii) a non-employee Director.

(x)          “Performance Period” means, in respect of a Cash Incentive Award, Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Cash Incentive Award, Performance Share or Performance Unit are to be achieved.

(y)          “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(z)          “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.

(aa)          “Plan” means this Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan, as may be amended or amended and restated from time to time.

(bb)          “Predecessor Plans” means the Company’s 2015 Equity and Incentive Compensation Plan and the Company’s 2018 Equity and Incentive Compensation Plan, in each case including as amended or amended and restated from time to time.

(cc)          “Restricted Shares” means Common Shares granted or sold pursuant to Section 6 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.

(dd)          “Restricted Stock Units” means an award made pursuant to Section 7 of this Plan of the right to receive Common Shares, cash or a combination thereof at the end of the applicable Restriction Period.

(ee)          “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of this Plan.

(ff)          “Shareholder” means an individual or entity that owns one or more Common Shares.

(gg)          “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(hh)          “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Company at the time owns or controls, directly or indirectly, more than 50 percent of the total combined Voting Power represented by all classes of stock issued by such corporation.

(ii)          “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

(jj)          “Voting Power” means, at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3.            Shares Available Under this Plan.

(a)          Maximum Shares Available Under this Plan.

(i)

Subject to adjustment as provided in Section 11 of this Plan and the share counting rules set forth in Section 3(b) of this Plan, the number of Common Shares available for awards of (A) Option Rights or Appreciation Rights, (B) Restricted Shares, (C) Restricted Stock Units, (D) Performance Shares or Performance Units, (E) awards contemplated by Section 9 of this Plan, or (F) dividend equivalents paid with respect to awards made under this Plan will not exceed in the aggregate (x) 625,000 Common Shares, plus (y) the total number of Common Shares remaining available under the Company’s 2018 Equity and Incentive Compensation Plan and not subject to any outstanding awards as of the Effective Date, plus (z) the Common Shares that are subject to awards granted under this Plan or the Predecessor Plans that are added (or added back, as applicable) to the aggregate number of Common Shares available under this Section 3(a)(i) pursuant to the share counting rules of this Plan. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii)

Subject to the share counting rules set forth in Section 3(b) of this Plan, the aggregate number of Common Shares available under Section 3(a)(i) of this Plan will be reduced by one Common Share for every one Common Share subject to an award granted under this Plan.

(b)          Share Counting Rules.

(i)

Except as provided in Section 22 of this Plan, if any award granted under this Plan (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, again be available under Section 3(a)(i) above.

(ii)

If, after the Effective Date, any Common Shares subject to an award granted under the Predecessor Plans are forfeited, or an award granted under the Predecessor Plans (in whole or in part) is cancelled or forfeited, expires, is settled for cash, or is unearned, the Common Shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement, or unearned amount, be available for awards under this Plan.

(iii)

Notwithstanding anything to the contrary contained in this Plan, the following Common Shares will not be added (or added back, as applicable) to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan: (A) Common Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option Right (or the option price of an option granted under the Predecessor Plans); (B) Common Shares withheld by the Company, tendered or otherwise used to satisfy tax withholding with respect to awards; (C) Common Shares subject to a stock-settled Appreciation Right (or a stock appreciation right granted under the Predecessor Plans) that are not actually issued in connection with the settlement of such right on the exercise thereof; and (D) Common Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Option Rights (or stock options granted under the Predecessor Plans).

(iv)

If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Shares based on fair market value, such Common Shares will not count against the aggregate limit under Section 3(a)(i) of this Plan.

(c)          Limit on Incentive Stock Options. Notwithstanding anything to the contrary contained in this Plan, and subject to adjustment as provided in Section 11 of this Plan, the aggregate number of Common Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 625,000 Common Shares.

(d)          Non-Employee Director Compensation Limit. Notwithstanding anything to the contrary contained in this Plan, in no event will any non-employee Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable and calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.

(e)          Minimum Vesting Requirement. Notwithstanding any other provision of this Plan (outside of this Section 3(e)) to the contrary, awards granted under this Plan (other than cash-based awards) shall vest no earlier than the first anniversary of the applicable Date of Grant; provided, that the following awards shall not be subject to the foregoing minimum vesting requirement: any (i) awards granted in connection with awards that are assumed, converted or substituted pursuant to Section 22(a) of this Plan; (ii) Common Shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee Directors that vest on the earlier of the one-year anniversary of the applicable Date of Grant and the next annual meeting of Shareholders which is at least 50 weeks after the immediately preceding year’s annual meeting of Shareholders; and (iv) any additional awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 3(a)(i) (subject to adjustment under Section 11). Nothing in this Section 3(e) or otherwise in this Plan, however, shall preclude the Committee, in is sole discretion, from (x) providing for continued vesting or accelerated vesting for any award under this Plan upon certain events, including in connection with or following a Participant’s death, disability, or termination of service or a Change in Control, or (y) exercising its authority under Section 18(c) at any time following the grant of an award.

4.            Option Rights.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each grant will specify the number of Common Shares to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b)          Each grant will specify an Option Price per Common Share, which Option Price (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant.

(c)          Each grant will specify whether the Option Price will be payable (i) in cash, by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Shares owned by the Optionee having a value at the time of exercise equal to the total Option Price, (iii) subject to any conditions or limitations established by the Committee, by the withholding of Common Shares otherwise issuable upon exercise of an Option Right pursuant to a “net exercise”

arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Common Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Committee.

(d)          To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the Common Shares to which such exercise relates.

(e)          Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, that is necessary before any Option Rights or installments thereof will vest. Option Rights may provide for continued vesting or the earlier vesting of such Option Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(f)          Any grant of Option Rights may specify Management Objectives regarding the vesting of such rights.

(g)          Option Rights granted under this Plan may be (i) options, including Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended to so qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(h)          The exercise of an Option Right will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(i)          No Option Right will be exercisable more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of an Option Right upon such terms and conditions as established by the Committee.

(j)          Option Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(k)          Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

5.            Appreciation Rights.

(a)          The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b)          Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i)	Each grant may specify that the amount payable on exercise of an Appreciation Right will be paid by the Company in cash, Common Shares or any combination thereof.

(ii)

Each grant will specify the period or periods of continuous service by the Participant with the Company or any Subsidiary, if any, that is necessary before the Appreciation Rights or installments thereof will vest. Appreciation Rights may provide for continued vesting or the earlier vesting of such Appreciation Rights, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(iii)	Any grant of Appreciation Rights may specify Management Objectives regarding the vesting of such Appreciation Rights.

(iv)

Each grant of Appreciation Rights will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

(c)          Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

(d)          Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.

(e)          Regarding Free-Standing Appreciation Rights only:

(i)

Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Section 22 of this Plan) may not be less than the Market Value per Share on the Date of Grant; and

(ii)

No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant. The Committee may provide in any Evidence of Award for the automatic exercise of a Free-Standing Appreciation Right upon such terms and conditions as established by the Committee.

6.            Restricted Shares. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each such grant or sale will constitute an immediate transfer of the ownership of Common Shares to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights (subject in particular to Section 6(g) of this Plan), but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter described.

(b)          Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)          Each such grant or sale will provide that the Restricted Shares covered by such grant or sale will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Committee on the Date of Grant or until achievement of Management Objectives referred to in Section 6(e) of this Plan.

(d)          Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares will be prohibited or restricted in the manner and to the extent prescribed by the Committee on the Date of Grant (which restrictions may include rights of repurchase or first refusal of the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture while held by any transferee).

(e)          Any grant of Restricted Shares may specify Management Objectives regarding the vesting of such Restricted Shares.

(f)          Notwithstanding anything to the contrary contained in this Plan Restricted Shares may provide for continued vesting or the earlier vesting of such Restricted Shares, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(g)          Any such grant or sale of Restricted Shares may require that any and all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award; provided, however, that dividends or other distributions on Restricted Shares with restrictions that lapse as a result of the achievement of Management Objectives will be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.

(h)          Each grant or sale of Restricted Shares will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve. Unless otherwise directed by the Committee, (i) all certificates representing Restricted Shares will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Restricted Shares will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Restricted Shares.

7.            Restricted Stock Units.  The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each such grant or sale will constitute the agreement by the Company to deliver Common Shares or cash, or a combination thereof, to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include achievement regarding Management Objectives) during the Restriction Period as the Committee may specify.

(b)          Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share on the Date of Grant.

(c)          Notwithstanding anything to the contrary contained in this Plan, Restricted Stock Units may provide for continued vesting or the earlier lapse or other modification of the Restriction Period, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(d)          During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Common Shares deliverable upon payment of the Restricted Stock Units and will have no right to vote them, but the Committee may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying Restricted Stock Units with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.

(e)          Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Shares or cash, or a combination thereof.

(f)          Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

8.            Cash Incentive Awards, Performance Shares and Performance Units. The Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting of Cash Incentive Awards, Performance Shares and Performance Units. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a)          Each grant will specify the number or amount of Performance Shares or Performance Units, or amount payable with respect to a Cash Incentive Award, to which it pertains, which number or amount may be subject to adjustment to reflect changes in compensation or other factors.

(b)          The Performance Period with respect to each Cash Incentive Award or grant of Performance Shares or Performance Units will be such period of time as will be determined by the Committee, which may be subject to continued vesting or earlier lapse or other modification, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

(c)          Each grant of a Cash Incentive Award, Performance Shares or Performance Units will specify Management Objectives regarding the earning of the award.

(d)          Each grant will specify the time and manner of payment of a Cash Incentive Award, Performance Shares or Performance Units that have been earned.

(e)          The Committee may, on the Date of Grant of Performance Shares or Performance Units, provide for the payment of dividend equivalents to the holder thereof either in cash or in additional Common Shares, which dividend equivalents will be subject to deferral and payment on a contingent basis based on the Participant’s earning and vesting of the Performance Shares or Performance Units, as applicable, with respect to which such dividend equivalents are paid.

(f)          Each grant of a Cash Incentive Award, Performance Shares or Performance Units will be evidenced by an Evidence of Award. Each Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve.

9.            Other Awards.

(a)          Subject to applicable law and the applicable limits set forth in Section 3 of this Plan, the Committee may authorize the grant to any Participant of Common Shares or such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Shares, purchase rights for Common Shares, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Common Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Common Shares delivered pursuant to an award in the nature of a purchase right granted under this Section 9 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Common Shares, other awards, notes or other property, as the Committee determines.

(b)          Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 9.

(c)          The Committee may authorize the grant of Common Shares as a bonus, or may authorize the grant of other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.

(d)          The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on awards granted under this Section 9 on either a current or deferred or contingent basis, either in cash or in additional Common Shares; provided, however, that dividend equivalents or other distributions on Common Shares underlying awards granted under this Section 9 with restrictions that lapse as a result of the achievement of Management Objectives shall be deferred until, and paid contingent upon, the achievement of the applicable Management Objectives.

(e)          Each grant of an award under this Section 9 will be evidenced by an Evidence of Award. Each such Evidence of Award will be subject to this Plan and will contain such terms and provisions, consistent with this Plan, as the Committee may approve, and will specify the time and terms of delivery of the applicable award.

(f)          Notwithstanding anything to the contrary contained in this Plan, awards under this Section 9 may provide for the earning or vesting of, or earlier elimination of restrictions applicable to, such award, including in the event of the retirement, death, disability or termination of employment or service of a Participant or in the event of a Change in Control.

10.          Administration of this Plan.

(a)          This Plan will be administered by the Committee; provided, however, that, at the discretion of the Board, this Plan may be administered by the Board, including with respect to the administration of any responsibilities and duties held by the Committee hereunder. The Committee may from time to time delegate all or any part of its authority under this Plan to a subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.

(b)          The interpretation and construction by the Committee of any provision of this Plan or of any Evidence of Award (or related documents) and any determination by the Committee pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)          To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Committee: (i) designate employees to be recipients of awards under this Plan; and (ii) determine the size of any such awards; provided, however, that (A) the Committee will not delegate such responsibilities to any such officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), Director, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization shall set forth the total number of Common Shares such officer(s) may grant; and (C) the officer(s) will report periodically to the Committee regarding the nature and scope of the awards granted pursuant to the authority delegated.

11.          Adjustments.  The Committee shall make or provide for such adjustments in the number of and kind of Common Shares covered by outstanding Option Rights, Appreciation Rights, Restricted Shares, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of and kind of Common Shares covered by other awards granted pursuant to Section 9 of this Plan, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, respectively, in Cash Incentive Awards, and in other award terms, as the Committee, in its sole discretion, determines in good faith is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Committee shall also make or provide for such adjustments in the number of Common Shares specified in Section 3 of this Plan as the Committee, in its sole discretion, determines in good faith is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c) of this Plan will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail to so qualify.

12.          Change in Control.  For purposes of this Plan, except as may be otherwise prescribed by the Committee in an Evidence of Award made under this Plan, a “Change in Control” will be deemed to have occurred upon the occurrence (after the Effective Date) of any of the following events:

(a)          the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock (as that term is defined below) of the Company immediately prior to such transaction;

(b)          the Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

(c)          any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 30% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”); or

(d)          if during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this subsection (d), each Director who is first elected, or first nominated for election by the Company’s shareholders by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period (but excluding for purposes of this proviso any individual whose initially becomes a Director as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board).

Notwithstanding the foregoing provisions of this Section 12, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities or interest, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-l, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 30% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

13.          Detrimental Activity and Recapture Provisions.  Any Evidence of Award may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Evidence of Award or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Evidence of Award or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any Common Shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Common Shares may be traded.

14.          Non U.S. Participants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Shareholders.

15.          Transferability.

(a)          Except as otherwise determined by the Committee, and subject to compliance with Section 17(b) of this Plan and Section 409A of the Code, no Option Right, Appreciation Right, Restricted Shares, Restricted Stock Unit, Performance Share, Performance Unit, Cash Incentive Award, award contemplated by Section 9 of this Plan or dividend equivalents paid with respect to awards made under this Plan will be transferable by the Participant except by will or the laws of descent and distribution. In no event will any such award granted under this Plan be transferred for value. Where transfer is permitted, references to “Participant” shall be construed, as the Committee deems appropriate, to include any permitted transferee to whom such award is transferred. Except as otherwise determined by the Committee, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law or court supervision.

(b)          The Committee may specify on the Date of Grant that part or all of the Common Shares that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer, including minimum holding periods.

16.          Withholding Taxes.  To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld, which arrangements (in the discretion of the Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Shares, and such Participant fails to make arrangements for the payment of taxes or other amounts, then, unless otherwise determined by the Committee, the Company will withhold Common Shares having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income, employment, tax or other laws, the Committee may require the Participant to satisfy the obligation, in whole or in part, by having withheld, from the Common Shares delivered or required to be delivered to the Participant, Common Shares having a value equal to the amount required to be withheld or by delivering to the Company other Common Shares held by such Participant. The Common Shares used for tax or other withholding will be valued at an amount equal to the fair market value of such Common Shares on the date the benefit is to be included in the Participant’s income. In no event will the fair market value of the Common Shares to be withheld and delivered pursuant to this Section 16 exceed the minimum amount required to be withheld, unless (a) an additional amount can be withheld and not result in adverse accounting consequences, and (b) such additional withholding amount is authorized by the

Committee. Participants will also make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Common Shares acquired upon the exercise of Option Rights.

17.          Compliance with Section 409A of the Code.

(a)          To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)          Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owed by a Participant to the Company or any of its Subsidiaries.

(c)          If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the fifth business day of the seventh month after such separation from service.

(d)          Solely with respect to any award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such award.

(e)          Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

18.          Amendments.

(a)          The Board may at any time and from time to time amend this Plan in whole or in part; provided, however, that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11 of this Plan, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Shareholders in order to comply with applicable law or the rules of the Nasdaq Stock Market or, if the Common Shares are not traded on the Nasdaq Stock Market, the principal national securities exchange upon which the Common Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to Shareholder approval and will not be effective unless and until such approval has been obtained.

(b)          Except in connection with a corporate transaction or event described in Section 11 of this Plan or in connection with a Change in Control, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding “underwater” Option Rights or Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Option Rights or Appreciation Rights) in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without Shareholder approval. This Section 18(b) is intended to prohibit the repricing of “underwater” Option Rights and Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 18(b) may not be amended without approval by the Shareholders.

(c)          If permitted by Section 409A of the Code, but subject to Section 18(d), including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Cash Incentive Awards, Performance Shares or Performance Units which have not been fully earned, or any dividend equivalents or other awards made pursuant to Section 9 of this Plan subject to any vesting schedule or transfer restriction, or who holds Common Shares subject to any transfer restriction imposed pursuant to Section 15(b) of this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option Right, Appreciation Right or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Cash Incentive Awards, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d)          Subject to Section 18(b) of this Plan, the Committee may amend the terms of any award theretofore granted under this Plan prospectively or retroactively. Except for adjustments made pursuant to Section 11 of this Plan, no such amendment will materially impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

19.          Governing Law.  This Plan and all grants and awards and actions taken hereunder will be governed by and construed in accordance with the internal substantive laws of the State of Ohio.

20.          Effective Date/Termination.  This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Predecessor Plans, provided that outstanding awards granted under the Predecessor Plans will continue following the Effective Date. No grant will be made under this Plan on or after the tenth anniversary of the Effective Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan. For clarification purposes, the terms and conditions of this Plan shall not apply to or otherwise impact previously granted and outstanding awards under the Predecessor Plans, as applicable (except for purposes of providing for Common Shares under such awards to be added to the aggregate number of Common Shares available under Section 3(a)(i) of this Plan pursuant to the share counting rules of this Plan).

21.          Miscellaneous Provisions.

(a)          The Company will not be required to issue any fractional Common Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement of fractions in cash.

(b)          This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c)          Except with respect to Section 21(e) of this Plan, to the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d)          No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or Common Shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e)          Absence on leave approved by a duly constituted officer of the Company or any of its Subsidiaries will not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder.

(f)          No Participant will have any rights as a Shareholder with respect to any Common Shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such Common Shares upon the stock records of the Company.

(g)          The Committee may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h)          Except with respect to Option Rights and Appreciation Rights, the Committee may permit Participants to elect to defer the issuance of Common Shares under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan and which are intended to comply with the requirements of Section 409A of the Code. The Committee also may provide that deferred issuances and settlements include the crediting of dividend equivalents or interest on the deferral amounts.

(i)          If any provision of this Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any award under any law deemed applicable by the Committee, such provision will be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Committee, it will be stricken and the remainder of this Plan will remain in full force and effect.

Notwithstanding anything in this Plan or an Evidence of Award to the contrary, nothing in this Plan or in an Evidence of Award prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity, a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

22.          Stock-Based Awards in Substitution for Awards Granted by Another Company. Notwithstanding anything in this Plan to the contrary:

(a)          Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Common Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(b)          In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by shareholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under this Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.

(c)          Any Common Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) of this Plan will not reduce the Common Shares available for issuance or transfer under this Plan or otherwise count against the limits contained in Section 3 of this Plan. In addition, no Common Shares subject to an award that is granted by, or becomes an obligation of, the Company under Sections 22(a) or 22(b) of this Plan will be added to the aggregate limit contained in Section 3(a)(i) of this Plan.

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2021 Annual Meeting Proxy Card

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:									+
		For	Withhold		For	Withhold		For	Withhold
	01 - Matthew V. Crawford	☐	☐	02 - Ronna Romney	☐	☐	03 - James W. Wert	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	To approve the Park-Ohio Holdings Corp. 2021 Equity and Incentive Compensation Plan, the terms of which are described in the accompanying Proxy.	☐	☐	☐	3.	To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2021.	☐	☐	☐

4.	To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

B	Non-Voting Items

Change of Address – Please print new address below.                                                                              Comments – Please print your comments below.

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.                              Signature 1 –  Please keep signature within the box.                                Signature 2 – Please keep signature within the box.

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IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES

To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries (the “Plan”): The undersigned shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the undersigned shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at our corporate office, 6065 Parkland Boulevard, Cleveland, Ohio 44124, on May 27, 2021 and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.

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Proxy - Park-Ohio Holdings Corp.

Proxy Solicited by Board of Directors for Annual Meeting – May 27, 2021

Howard W. Hanna IV and James W. Wert, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Park-Ohio Holdings Corp. to be held on May 27, 2021 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)